                                   EXHIBIT 10

                            ASSET PURCHASE AGREEMENT


                              DATED AUGUST 4, 1999



                                 BY AND BETWEEN



                             SIMPLEX PRODUCTS INC.,



                                    AS BUYER,



                                       AND



                                    K2 INC.,



                                    AS SELLER

                                TABLE OF CONTENTS


                                                                                                         Page
                                                                                                         ----
1. Agreement to Sell and Agreement to Purchase............................................................1
        1.1. Assets to be Conveyed........................................................................1
        1.2. Excluded Assets..............................................................................3
        1.3. Further Assurances...........................................................................4

2. Consideration to be Paid by Buyer......................................................................4
        2.1. Purchase Price for Acquisition Assets........................................................4
        2.2. Adjustment to Purchase Price.................................................................5
        2.3. Assumed Liabilities..........................................................................8
        2.4. Liabilities Not Assumed by Buyer.............................................................9
        2.5. Allocation of Purchase Price................................................................11

3. Representations and Warranties of Seller..............................................................11
        3.1. Organization and Good Standing..............................................................11
        3.2. Authorization of Agreement..................................................................12
        3.3. Ownership of Acquisition Assets.............................................................12
        3.4. Financial Condition.........................................................................14
                            3.4.1. Financial Statements..................................................14
                            3.4.2. Accounting Standards..................................................14
                            3.4.3. No Undisclosed Liabilities............................................14
                            3.4.4. Absence of Certain Changes............................................14
        3.5. Property of Seller..........................................................................16
                            3.5.1. Real Property.........................................................16
                            3.5.2. Tangible Personal Property............................................17
                            3.5.3. Intangible Personal Property..........................................17
        3.6. Agreement Not in Breach of Other Instruments................................................18
        3.7. Labor and Employment Matters; Pension and Employee Benefit Plans............................19
        3.8. Litigation and Compliance with Laws.........................................................23
                            3.8.1. Litigation Pending or Threatened......................................23
                            3.8.2. Violation of Law......................................................23
                            3.8.3. Environmental Matters.................................................23
        3.9. Contracts and Other Instruments.............................................................26
        3.10. Compensation of Key Employees and Indebtedness.............................................28
        3.11. Insurance..................................................................................28
        3.12. Brokerage..................................................................................29
        3.13. Accounts Receivable........................................................................29
        3.14. Accounts Payable...........................................................................29
        3.15. Inventory..................................................................................29
        3.16. Solvency...................................................................................29
        3.17. Tax Matters................................................................................29
        3.18. Suppliers and Customers....................................................................30


        3.19. Products...................................................................................31
        3.20. Absence of Certain Commercial Practices....................................................31
        3.21. Documents Referred to in Disclosure Schedule...............................................31

4. Representations and Warranties of Buyer...............................................................31
        4.1. Organization; Good Standing; Authorization of Agreement.....................................31
        4.2. Agreement Not in Breach of Other Instruments................................................32
        4.3. Regulatory Approvals........................................................................32
        4.4. Brokerage...................................................................................32
        4.5. Financing of Buyer as of the Closing........................................................32
        4.6. Reliance on Representations and Warranties..................................................32

5. Closing...............................................................................................32

6. Certain Understandings and Agreements of the Parties..................................................33
        6.1. Access; Environmental Clean-up..............................................................33
                            6.1.1. Access for Buyer......................................................33
                            6.1.2. Access for Seller.....................................................33
                            6.1.3. Environmental Clean-up................................................33
        6.2. Confidentiality; Public Announcements; Exclusivity..........................................33
                            6.2.1. Confidentiality.......................................................34
                            6.2.2. Public Announcements..................................................34
                            6.2.3. No Shopping...........................................................34
        6.3. Conduct of Business of Division.............................................................34
        6.4. Preservation of Organization................................................................34
        6.5. Current Information.........................................................................35
        6.6. Contracts...................................................................................35
        6.7. Completion of Transaction; Hart-Scott-Rodino................................................35
        6.8. Accounts Receivable.........................................................................36
        6.9. Condition to Transfer of Certain Contracts..................................................36
        6.10. Waiver of Compliance with Bulk Sales Laws..................................................36
        6.11. Division Employees and Employee Benefit Plans..............................................36
                            6.11.1. Represented Employees................................................36
                            6.11.2. Unrepresented Employees..............................................37
                            6.11.3. Transferred Employees................................................37
                            6.11.4. Employment of Unrepresented Employees................................37
                            6.11.5. Employment of Represented Transferred Employees......................37
                            6.11.6. Certain Benefit Plan Issues..........................................39
                            6.11.7. Workers' Compensation Claims.........................................40
                            6.11.8. Employment Taxes.....................................................40
                            6.11.9. Offers of Employment.................................................41
        6.12. Taxes......................................................................................41
        6.13. Real Estate................................................................................41
        6.14. Insurance..................................................................................42
        6.15. EIFS Claims................................................................................42



        6.16. Cooperation with Litigation................................................................42

7. Conditions to Obligations of Seller...................................................................42
        7.1. Correctness of Representations and Warranties...............................................42
        7.2. Performance of Covenants and Agreements.....................................................43
        7.3. Opinion of Counsel for Buyer................................................................43
        7.4. Additional Closing Documents................................................................43
        7.5. No Legal Bar................................................................................43
        7.6. HSR Expiration/Termination..................................................................43
        7.7. Michigan Department of Environmental Quality, Waste Management Division Approval............43

8. Conditions to Obligations of Buyer....................................................................43
        8.1. Correctness of Representations and Warranties...............................................44
        8.2. Performance of Covenants and Agreements.....................................................44
        8.3. Opinion of Counsel for Seller...............................................................44
        8.4. Additional Closing Documents................................................................44
        8.5. No Legal Bar................................................................................44
        8.6. Third-Party Consents and Approvals..........................................................44
        8.7. Transfer Documents..........................................................................44
        8.8. HSR Expiration/Termination..................................................................44
        8.9. FIRPTA Affidavit............................................................................45
        8.10. Real Estate Conveyance Documents...........................................................45
        8.11. Title Insurance............................................................................45
        8.12. Zoning Compliance..........................................................................45
        8.13. Financing..................................................................................45

9. Survival; Indemnification.............................................................................45
        9.1. Survival....................................................................................45
        9.2. Indemnification by Seller...................................................................45
        9.3. Indemnification by Buyer....................................................................46
        9.4. Indemnification Limitations.................................................................46
        9.5. Notice of Claims............................................................................47
        9.6. Third Party Claims..........................................................................47
        9.7. Payments....................................................................................48
        9.8. Remedies Exclusive..........................................................................48
        9.9. Seller's Indemnification of Buyer for Environmental Liabilities.............................48

10. Termination of Agreement.............................................................................49
        10.1. Events of Termination......................................................................49
        10.2. Rights and Obligations on Termination......................................................49

11. Miscellaneous Provisions.............................................................................50
        11.1. Construction...............................................................................50
        11.2. Notices....................................................................................50



        11.3. Assignment.................................................................................50
        11.4. Amendments and Waivers.....................................................................51
        11.5. Remedies...................................................................................51
        11.6. Attorneys' Fees............................................................................51
        11.7. Binding Nature of Agreement................................................................51
        11.8. Expenses...................................................................................51
        11.10. Entire Agreement..........................................................................51
        11.11. Severability..............................................................................51
        11.12. Counterparts..............................................................................52
        11.13. Construction..............................................................................52

12. Defined Terms........................................................................................52




EXHIBITS
--------
Exhibit A         Purchase Price Adjustment Calculation
Exhibit B         Performance Payment
Exhibit C         1999 Budget
Exhibit D         Latest Balance Sheet; Financial Statements
Exhibit E         [Reserved]
Exhibit F         Senior Debt Financing
Exhibit G         Opinion of Buyer's Counsel
Exhibit H         Opinion of Seller's Counsel
Exhibit I         Bills of Sale


                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of this 4th day of August, 1999 by and between Simplex Products Inc., a Delaware corporation ("BUYER"), and K2 Inc., a Delaware corporation ("SELLER").


                                    RECITALS


      1. Seller's division, Simplex Products (the "DIVISION"), is engaged in the business of manufacturing and selling a variety of industrial and building products, including exterior sheathing and housewrap, recycled chipboard, exterior insulative finishing systems ("EIFS"), industrial flexible packaging materials, paperboard products and container components. The business of the Division as conducted by Seller at or prior to the Closing Date (as hereinafter defined), and as contemplated by Seller to be conducted as of the Closing Date, is referred to as the "DIVISION BUSINESS".


     2. Buyer desires to acquire, and Seller desires to sell, all of the assets (tangible and intangible), properties and goodwill of Seller located at the Division Facilities (as defined below) or otherwise used or held for use primarily in the Division or arising from the conduct of or otherwise in connection with the Division Business, on the terms and conditions hereinafter set forth.


                                    AGREEMENT


     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.       AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

         1.1. ASSETS TO BE CONVEYED. On the Closing Date (as hereinafter defined) Seller shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase, all right, title and interest of Seller in and to all assets (tangible and intangible), properties and rights located at the Division Facilities or otherwise used or held for use primarily in the Division or arising from the Division Business (hereinafter collectively referred to as the "ACQUISITION ASSETS") including, but not limited to, all such right, title and interest in and to the following to the extent located at the Division Facilities or otherwise used or held for use primarily in the Division or arising from the Division Business:


              (a) all prepaid items and deposits, including those set forth in
         SECTION 1.1(a) of the Disclosure Schedule prepared by Seller and attached hereto and incorporated herein by reference (the "DISCLOSURE SCHEDULE") to the extent existing on the Closing Date;


              (b) Accounts receivable, notes and notes receivable (the "ACCOUNTS RECEIVABLE");


              (c) Inventories of raw material, work-in-process and finished goods, and all capital spares, stores and supplies (collectively, the "INVENTORY"), whether located at the premises of the Division or elsewhere and whether or not held by third parties on consignment;

              (d) Office supplies, drums, containers, tote bins and other packaging material, spare parts, safety equipment, maintenance supplies and other similar items;


              (e) Rights under real property leases (including, but not limited to, leases relating to the Leased Real Estate (as hereinafter defined)), equipment or other leases, licenses, contracts, agreements, purchase or sales orders or commitments, written or oral (collectively, the "CONTRACTS"), including, without limitation, those set forth in
         SECTION 1.1.(e) of the Disclosure Schedule;


              (f) Motor vehicles and other rolling stock, including, without limitation, those set forth in SECTION 1.1(f) of the Disclosure Schedule;


              (g) Machinery, equipment, tooling, dies, tools, furniture, fixtures, cranes and craneways (hereinafter referred to, collectively with the motor vehicles and other rolling stock referred to in SECTION 1.1(f), as the "FIXED ASSETS"), whether or not fully depreciated on the books and records of Seller, including, without limitation, those set forth in SECTION 1.1(g) of the Disclosure Schedule;


              (h) Domestic and foreign patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names (including, without limitation, the names "THERMO-PLY," "BREATHEDRY," "FINESTONE," "BARRICADE," "R-WRAP" and all derivatives and variants thereof) and trade name registrations and applications (in any such case, whether registered or to be registered in the United States of America or elsewhere) and processes, inventions, trade secrets, trade names, computer programs, formulae, know how, technologies, methods, formulations software (including, as applicable, documentation and object and source code listings), licenses, trade secrets and business secrets, package designs and other processes or proprietary information used or under development for use, and all other intangible personal property (all of the foregoing in this SECTION 1.1(h) being hereinafter referred to collectively as "INTANGIBLE PERSONAL PROPERTY"), including, without limitation, those set forth in SECTION 1.1(h) of the Disclosure Schedule;


              (i) The real property commonly known as the Adrian, Michigan plant, the Constantine, Michigan plant and the Jacksonville, Florida facility (the "OWNED REAL ESTATE") and more particularly described in
         SECTION 1.1(i) of the Disclosure Schedule, including without limitation all improvements and fixtures located thereon and all rights and interests appurtenant thereto (such real property, improvements, fixtures and appurtenant rights and interests being hereinafter referred to collectively with the Leased Real Estate as the "REAL PROPERTY");


              (j) All transferable federal, state, local and foreign licenses, permits, approvals, registrations, certificates of occupancy, experience ratings and other governmental authorizations, rights or entitlements, and all applications therefor, including, without limitation, those set forth in SECTION 1.1(j) of the Disclosure Schedule;

              (k) All customer lists, including those set forth on SCHEDULE 1.1(k) of the Disclosure Schedule, goodwill of the Division, sales brochures, computer software, books, records and accounts, correspondence, production records, employment, health and safety records, manuals, property, plant and equipment prints, material testing results, advertising matter, price lists, correspondence, mailing lists, photographs, sales and purchasing materials and records, manufacturing and quality control records and procedures, blueprints, data and laboratory books, media materials and plates, accounting records, and other information, in any form or medium, it being understood that Seller will retain duplicate copies of such books, records, accounts and other information as it may deem appropriate for its tax and other ongoing recordkeeping requirements;


              (l) All rights of Seller under express or implied warranties from the suppliers of Seller with respect to the Acquisition Assets, and all other guarantees, warranties, indemnities and similar rights in favor of Seller (except Seller's rights hereunder and under the agreements, instruments and certificates delivered in connection herewith) with respect to the Acquisition Assets, the Division Business, the Assumed Liabilities or the Transferred Employees (as hereinafter defined) including, without limitation, those set forth in SECTION 1.1(l) of the Disclosure Schedule;


              (m) All rights and claims, including refunds, with respect to Assumed Liabilities (as defined below), and all rights to causes of action, lawsuits, judgments, claims, defenses and demands of any nature available to or being pursued by Seller with respect to the Acquisition Assets, the Assumed Liabilities, or the Assumed Contracts, whether arising by way of counterclaim or otherwise, including, without limitation, those set forth in SECTION 1.1(m) of the Disclosure Schedule;


              (n) Any additional rights, assets or properties, or interests therein or thereunder, set forth in SECTION 1.1(n) of the Disclosure Schedule; and


              (o) All assets at Closing in or for any medical care reimbursement program for any Transferred Employee (as hereinafter defined), subject to any unpaid claims for reimbursement from such programs made prior to Closing.


         1.2. EXCLUDED ASSETS. Notwithstanding SECTION 1.1 hereof, Seller is not selling, and Buyer is not purchasing, pursuant to this Agreement, any of the following (the "EXCLUDED ASSETS"), all of which shall be retained by Seller:


              (a) Cash, cash equivalents and any marketable securities of Seller;


              (b) Rights of Seller under this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement;


              (c) Seller's tax returns and other corporate documents, it being understood that Seller will provide Buyer access to or duplicate copies of such documents relating to the Division as reasonably requested by Buyer;


              (d) Seller's copy of the books, records and accounts of the Division retained pursuant to SECTION 1.1(k);

              (e) Subject to Section 6.12 and other applicable provisions, and other than to the extent included as assets in the Closing Date Net Assets (as hereinafter defined) and included in the calculation of the Cash Portion of the Purchase Price, all rights to claims, available to or being pursued by Seller for refunds of or credits against any Taxes attributable to the Division for taxable periods ending on or before the Closing Date and for the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date (the "PRE-CLOSING TAX PERIODS") (determined as if such taxable period ended as of the close of business on the Closing Date);


              (f) All rights to causes of action, lawsuits, judgments, claims, defenses and demands of any nature available to or being pursued by Seller with respect to the Excluded Liabilities (as hereinafter defined), whether arising by counterclaim or otherwise, provided such are not related to any Acquisition Assets, Assumed Liabilities (as hereinafter defined) or Assumed Contracts;


              (g) The name and mark "K2" and any name or mark derived from or including the foregoing and any other name or mark owned by Seller and not used or held for use primarily by the Division;


              (h) All rights of Seller under any liability, workers compensation, property or other insurance policies of Seller; and


              (i) Computer programs, systems, equipment, intangible personal property and any other assets, properties or rights of Seller used generally in the conduct of Seller's business and not located at the Real Property or otherwise used or held for use primarily in the Division.


         1.3. FURTHER ASSURANCES. On the Closing Date and from time to time thereafter, Seller will do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such acts, deeds, instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer in order to vest in Buyer all right, title and interest in and to the Acquisition Assets and otherwise in order to carry out the purpose and intent of this Agreement.


2. CONSIDERATION TO BE PAID BY BUYER.


         2.1. PURCHASE PRICE FOR ACQUISITION ASSETS. The aggregate purchase price for the Acquisition Assets (the "PURCHASE PRICE") shall consist of: (a) Buyer's payment to Seller in cash on the Closing Date of $31,845,000 (the "BASE CASH PAYMENT AMOUNT"), which amount and payment shall be subject to adjustment based on information available as of the Closing Date as provided in SECTION 2.2 (as so adjusted as of the Closing Date, the "CLOSING CASH PAYMENT"), which amount and payment shall be subject to further adjustment after the Closing Date as provided in SECTION 2.2 (as so adjusted after the Closing Date, the "CASH PORTION OF THE PURCHASE PRICE"); (b) Buyer's obligation to pay to Seller up to $3,000,000 of additional cash payments pursuant to the terms and provisions of
SECTION 2.2(i) (the "PERFORMANCE PAYMENT"), which payments and amounts shall be determined as provided in SECTION 2.2(i); and (c) Buyer's assumption of the Assumed Liabilities. The Closing Cash Payment shall be paid to Seller by wire transfer at the Closing (as hereinafter defined) to an account designated by Seller at least three (3) business days prior to the Closing
Date.

         2.2. ADJUSTMENT TO PURCHASE PRICE. The Closing Cash Payment, the Cash Portion of the Purchase Price, the Performance Payment, and therefore the Purchase Price, shall be subject to adjustment in accordance with the following procedure. The $31,845,000 Base Cash Payment Amount in respect of the Cash Portion of the Purchase Price assumes that the dollar value of the Net Assets (as defined below) of the Division, as of the Closing ("CLOSING DATE NET ASSETS"), will be equal to $28,541,000, which represents the dollar value of the Net Assets determined as of December 31, 1998 as set forth on EXHIBIT A hereto (the "ASSUMED CLOSING DATE NET ASSETS Amount"). The Closing Cash Payment and the final Cash Portion of the Purchase Price will be adjusted to account for variations from this assumption, and the Performance Payment will be determined, as follows:


              (a) "NET ASSETS" means the net assets of the Division determined by taking the sum of all Acquisition Assets that would be required to be reflected as assets on a balance sheet prepared in accordance with GAAP, including those categories of assets of the Division listed on EXHIBIT A, and subtracting therefrom all Assumed Liabilities that would be required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, including those categories of liabilities of the Division listed on EXHIBIT A. For purposes of this Agreement, the calculation and dollar value of the Net Assets as of each applicable date shall be determined in accordance with GAAP in a manner consistent with Seller's historical financial statements, subject to the adjustments and methodology outlined and agreed upon on EXHIBIT A attached hereto.


              (b) In order to calculate the Closing Cash Payment, a preliminary determination of Net Assets shall be made by Seller as of the end of the most recent accounting month ending prior to the Closing Date, certified as to its being prepared in accordance with the methodology and adjustments set forth on EXHIBIT A by Seller's Chief Financial Officer and delivered to Buyer at least three (3) business days prior to the Closing Date. The amount so calculated (referred to herein as the "TENTATIVE NET ASSETS AMOUNT") shall be used to determine the Closing Cash Payment as follows: The Closing Cash Payment amount shall equal the $31,845,000 Base Cash Payment Amount and shall be adjusted as follows: (i) such payment amount shall be reduced to the extent that the Tentative Net Assets Amount is less than the Assumed Closing Date Net Assets Amount; and (ii) such payment amount shall be increased to the extent that the Tentative Net Assets Amount is greater than the Assumed Closing Date Net Assets Amount.


              (c) Commencing on the Closing Date, Seller and Buyer shall jointly conduct (and Seller's and Buyer's accountants and auditors may observe) a physical asset inventory of the Acquisition Assets. Based upon such physical inventory and as soon as practicable (but in no event later than forty-five (45) days) after the Closing Date, Seller, in cooperation with Buyer and allowing Buyer and its accountants and auditors full participation therein, shall prepare in accordance with GAAP in a manner consistent with Seller's historical financial statements, subject to the methodology and adjustments set forth on EXHIBIT A attached hereto, and on a basis consistent with the calculations of the Assumed Closing Date Net Assets Amount, and shall deliver to Buyer a statement setting forth Seller's calculation of the Net Assets as of the Closing Date (the "CLOSING DATE NET ASSETS"). Seller's Chief Financial Officer shall certify that the calculations of the Closing Date Net Assets on such statement are correctly prepared in accordance with the provisions of this Agreement.


              (d) The final Cash Portion of the Purchase Price shall equal the Closing Cash Payment amount adjusted as follows: (i) such amount shall be reduced to the extent that the Closing Date Net Assets are less than the Tentative Net Assets Amount; and (ii) such amount shall be increased to the extent that the Closing Date Net Assets are greater than the Tentative Net Assets Amount. Any amount by which the final Cash Portion of the Purchase Price, as so calculated, exceeds the Closing Cash Payment shall be paid by Buyer to Seller within five (5) days after final determination. Any amount by which the final Cash Portion of the Purchase Price, as so calculated, is less than the Closing Cash Payment shall be refunded by Seller to Buyer within five
         (5) days after such final determination. Any amounts payable hereunder shall be payable by wire transfer in immediately available funds to an account designated by the party entitled to such payment at least one day before the wire transfer and shall be treated as adjustments to the Purchase Price.


              (e) Buyer shall have a reasonable time, not in excess of thirty
         (30) days after the receipt thereof, to review Seller's calculation of the Closing Date Net Assets and Seller shall cooperate in furnishing all such working papers and accounting records as Buyer shall reasonably request for such purpose. If Buyer does not timely deliver a "Contest Notice" (as hereinafter defined) in accordance with SECTION 2.2(f), the Closing Date Net Assets, the Cash Portion of the Purchase Price and the Purchase Price as so derived and determined will be final and binding on the parties. If a Contest Notice is so delivered, the Closing Date Net Assets, the Cash Portion of the Purchase Price and the Purchase Price shall be determined as set forth below.


              (f) In the event that Buyer contests any part of the Purchase Price as adjusted, as set forth above, Buyer shall give Seller written notice of its objections thereto (a "CONTEST NOTICE") within thirty
         (30) days following Seller's delivery of the Closing Date Net Assets and accompanying calculations and certificates. Any such Contest Notice shall specify in reasonable detail the nature of any disagreement asserted and the amount claimed by Buyer.


              (g) During the period of thirty (30) days following the timely delivery of any such Contest Notice, Buyer and Seller shall attempt to resolve any differences which Buyer and Seller may have with respect to any matter specified in the Contest Notice (which resolution, if any, shall be final and binding on the parties). If, at the end of such thirty (30) day period, Buyer and Seller shall fail to reach written agreement with respect to all of such matters, then the matters specified in any Contest Notice with respect to which such written agreement has not been reached (the "DISPUTED MATTERS") shall be submitted for determination by an independent "big five" certified public accounting firm of national standing (the "ACCOUNTANTS") mutually selected by Buyer's accountants and Seller's accountants. The Accountants shall consider only the Disputed Matters. The Accountants shall not be required to follow any particular rules of procedure, it being the intention of the parties to create a flexible, practical and expeditious method for resolving any disagreement hereunder. The Accountants' decision with respect to all Disputed Matters shall be final and binding upon the parties hereto.


              (h) Each party shall bear its own costs and expenses for its own independent auditors. The fees and expenses of the Accountants incurred in connection with review and determination of any Disputed Matters shall be borne by the party whose asserted calculation of the Purchase Price adjustment amount affected by the Disputed Matters was most at variance from the amount determined by the Accountants.


              (i) The Performance Payment shall be determined as follows:


                   (1) Within ninety (90) days after each consecutive calendar year ending December 31, 2000, 2001 and 2002 (the "EARNOUT PERIOD"), Buyer shall pay to Seller an amount (each an "ANNUAL EARNOUT PAYMENT") equal to (i) the payout percentage for such calendar year set forth on EXHIBIT B multiplied by (ii) the amount, if any, by which the "EBITDA of the Division" (as defined below) for such preceding calendar year exceeds the annual earn-out target EBITDA set forth on EXHIBIT B. Notwithstanding anything contained herein to the contrary, Buyer's obligation under this SECTION 2.2(i) to make Annual Earnout Payments to Seller shall terminate at such time as Buyer shall have paid an aggregate amount equal to $3,000,000 to Seller under this SECTION 2.2(i); PROVIDED, that such $3,000,000 amount shall be reduced as of the Closing Date on a dollar-for-dollar basis to the extent that the Division's actual "operating profit" (as such term is used in the Division's 1999 Budget attached hereto as EXHIBIT C) for the 1999 fiscal year through the end of the Division's accounting month ending prior to the Closing Date is less than that projected on the Division's 1999 Budget attached hereto as EXHIBIT C for such period. For purposes of this Agreement, "EBITDA OF THE DIVISION" shall mean, for the appropriate calendar year, earnings of the Division before interest, tax, depreciation and amortization and excluding expenses greater than $125,000 in the aggregate imposed by Buyer on the Division (including, but not limited to, management and other transaction fees), computed in accordance with GAAP in a manner consistent with Seller's historical financial statements. Buyer and Seller agree that, for purposes of ensuring a fair calculation of EBITDA of the Division following the Closing Date, (i) Buyer shall maintain separate accounting and financial records of the Division, including separate data regarding sales, costs of goods and other expenses, and (ii) Buyer and Seller shall consult with one another and agree upon any allocation of costs and expenses that are shared by the Division and any other business of Buyer.


                   (2) Buyer shall deliver to Seller, within ninety (90) days after the end of each calendar year, a statement of the EBITDA of the Division for such calendar year prepared in accordance with the accounting rules applicable to the calculation of the Annual Earnout Payments provided for in SECTION 2.2(i).


                   (3) Seller and its authorized representatives shall have the right, at reasonable times and on reasonable notice, to review the books and records of Buyer relating to the Division and the Annual Earnout Payment solely for the purpose of verifying the computation of the Annual Earnout Payment. Buyer shall maintain, for the Earnout Period and for a period of two years thereafter, all books and records necessary to the preparation of its financial statements for the Earnout Period and the computation of any Annual Earnout Payments.


     2.3. ASSUMED LIABILITIES. As further consideration for consummation of the transactions contemplated hereby, subject to SECTION 2.4 hereof, at the Closing, Buyer shall assume and agree to thereafter pay when due and discharge and indemnify Seller and hold Seller harmless with respect to the following liabilities (the "ASSUMED LIABILITIES"):


         (a) All obligations and liabilities of Seller under the Contracts that are not in default as of the Closing and that are effectively assigned to Buyer at the Closing pursuant to the provisions of this Agreement (the "ASSUMED CONTRACTS");


         (b) All accounts payable owed by Seller to the extent arising prior to the Closing out of the conduct of the Division Business by Seller (the "ACCOUNTS PAYABLE");


         (c) All obligations and liabilities in respect of contractual warranties for any and all products (other than EIFS) sold by the Division at any time, including obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and contractual warranty of merchantability and other contractual warranty claims;


         (d) Except as set forth in Section 6.14, all obligations and liabilities (other than contractual warranty claims) in respect of product liability claims for any and all products (other than EIFS) sold by the Division at any time, including obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty of merchantability and other claims; provided, that the date of such claim (as determined in a manner consistent with the determination of the date of claim under a "claims made" insurance policy) was on or after the Closing Date;


         (e) All obligations and liabilities in respect of claims of defective EIFS sold by the Division at any time and with respect to which the customer commences installation on or after the Closing Date, including obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty of merchantability and other claims relating thereto;


         (f) All obligations and liabilities arising under or in connection with
     (1) accrued payroll and accrued vacation with respect to all Transferred Employees, (2) accrued severance benefits and accrued benefits under the Simplex Products Division UAW Local 963 Unit 1 Retirement Income Plan (the "SIMPLEX PLAN") and the Paper Industry Union Management Pension Fund (the "PAPER INDUSTRY PLAN"); (3) severance of any Transferred Employee who terminates employment with Buyer after the Closing Date; and (4) post-retirement medical benefits (on substantially the same terms offered to other similarly situated employees of Buyer pursuant to Buyer's medical benefit plans or pursuant to the terms of any applicable Collective Bargaining Agreement) for any Transferred Employee who retires from the Buyer after the Closing Date;

         (g) Subject to Section 9.9 and other applicable provisions hereof, all Environmental Liabilities arising after the Closing Date, except as set forth in SECTION 2.4(k); and


         (h) All other liabilities, contingent or otherwise, owed by Seller, to the extent arising prior to the Closing out of the conduct of the Division Business by Seller AND to the extent that they are either (1) identified on
     SECTION 2.3(h) of the Disclosure Schedule or (2) included as liabilities in the statement of Closing Date Net Assets and included in the calculation of the Cash Portion of the Purchase Price pursuant to SECTION 2.2.


     2.4. LIABILITIES NOT ASSUMED BY BUYER. Except for those liabilities and obligations of Seller specifically identified as Assumed Liabilities assumed as of the Closing, Buyer does not assume and shall not be liable for, and shall not be deemed by anything contained in this Agreement to have assumed, and Seller hereby agrees, irrevocably and unconditionally, to fully pay and perform in a prompt and timely manner and to indemnify Buyer and hold Buyer harmless with respect to all liabilities and obligations of Seller, whether or not arising in connection with the Division Business, and whether accrued or fixed, absolute or contingent, known or unknown, determined or undetermined, and whenever arising (the "EXCLUDED LIABILITIES"). Without limitation to the foregoing, and for purposes only of illustration, it is expressly agreed that the Excluded Liabilities include the following:


         (a) Any liability of Seller to any person or entity the existence of which constitutes a breach of any covenant, agreement, representation or warranty of Seller contained in this Agreement;


         (b) Except as provided in Section 6.12, any liability of Seller for any federal, state, local, foreign or other Taxes (as hereinafter defined), except to the extent liabilities for such Taxes are included in the calculation of the Closing Date Net Assets and the Cash Portion of the Purchase Price pursuant to SECTION 2.2;


         (c) Except as set forth in SECTION 2.3(f) or 2.3(h) and except for liabilities under Assumed Contracts, any liability of Seller for any event occurring prior to the Closing Date or any obligation for benefits accrued prior to the Closing Date under any "Employee Benefit Plans." "Employee Benefit Plans" means any employee pension benefit plans (as defined in Section (3)(2) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")), employee welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, deferred compensation, incentive compensation, stock ownership, phantom stock, disability, death, dependent care, employee assistance, scholarship or other plan or program, arrangement or understanding (whether or not covered by ERISA) maintained in whole or in part, contributed to, or required to be contributed to by Seller for the benefit of any present or former officer, employee, or director of Seller or any entity which is under common control with Seller within the meaning of section 414 of the Internal Revenue Code of 1986 (the "CODE"), any such entity being hereafter referred to as a "COMMONLY CONTROLLED ENTITY";


         (d) Any obligations and liabilities (other than contractual warranty claims) in respect of claims of defective products sold by Division prior to the Closing Date as to which the date of the claim against Seller or the Division was prior to the Closing Date

     (as determined in a manner consistent with the determination of the date of claim under a "claims made" insurance policy), including obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty of merchantability and other claims;


         (e) Any obligations and liabilities in respect of claims of defective EIFS with respect to which customers have commenced installation prior to the Closing Date, including obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warrants of merchantability and other claims relating thereto (the "EIFS CLAIMS");


         (f) Any of Seller's notes payable or indebtedness for borrowed money, except to the extent any of the foregoing are Assumed Liabilities included in the calculation of Closing Date Net Assets and the Cash Portion of the Purchase Price pursuant to SECTION 2.2;


         (g) Any liability or obligation in connection with any obligations owing by the Division to Seller or any person, firm, corporation, partnership, limited liability company, joint venture, association or entity, whether governmental or private (each a "PERSON" and collectively, "PERSONS") who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, Seller (all such Persons collectively, "SELLER'S AFFILIATES"), except to the extent such liabilities or obligations are Assumed Liabilities included in the calculation of Closing Date Net Assets and the Cash Portion of the Purchase Price pursuant to SECTION 2.2;


         (h) Any liability or obligation arising in connection with any notes, bonds, Accounts Receivable or other evidences of indebtedness of or rights to receive payment from any Person in connection with the Division Business that are retained by Seller or that have been transferred to a third Person (other than Buyer) by Seller;


         (i) Any liability or obligation arising in connection with any actions, suits, investigations, reviews or other legal, administrative, arbitration, investigatory or other proceedings pending or threatened against Seller or any of Seller's Affiliates relating to claims made prior to the Closing Date (as determined in a manner consistent with the determination of the date of claim under a "claims made" insurance policy) except to the extent any of the foregoing are Assumed Liabilities (i) listed on SECTION 2.3(h) of the Disclosure Schedule or (ii) included in the calculation of Closing Date Net Assets and the Cash Portion of the Purchase Price pursuant to
     SECTION 2.2;


         (j) Any liability or obligation arising in connection with any failure by Seller or any of Seller's Affiliates to comply with all applicable federal, state, local and foreign laws, ordinances, rules, regulations, codes, orders and judgments ("LEGAL REQUIREMENTS") or Permits (as hereinafter defined) in effect on or before the Closing Date applicable to the Division Business or the Acquisition Assets, occurring on or before the Closing Date;


         (k) Any Environmental Liability arising from any act(s) occurring or condition(s) existing prior to the Closing Date, but only to the extent that such

     Environmental Liability was caused by the pre-Closing Date act(s) or condition(s). This subsection shall include any Environmental Liability:
     (i) incurred in connection with or arising out of or resulting from Seller's use, handling, treatment, storage, or disposal of any Hazardous Substance (as hereinafter defined) at any time prior to the Closing Date (including any obligation or liability resulting from any exposure of any Persons, or their property, to any Hazardous Substance) or (ii) incurred in connection with or arising out of or resulting from Seller's actual or alleged violation of any Environmental Law (as hereinafter defined) or Environmental Permit (as hereinafter defined) at any time prior to the Closing Date;


         (l) Any liability or obligation relating to claims related to occupational safety, workers' or workmen's compensation, grievance proceedings, or performance under the Collective Bargaining Agreements (as hereinafter defined) and arising out of events occurring on or before the Closing Date, and any liability or obligation relating to the matters discussed on SECTION 3.5.3(f) of the Disclosure Schedule; except to the extent any of the foregoing are Assumed Liabilities (i) listed on SECTION 2.3(h) of the Disclosure Schedule or (ii) included in the calculation of Closing Date Net Assets and the Cash Portion of the Purchase Price pursuant to SECTION 2.2;


         (m) All fees or expenses in connection with the transactions contemplated by this Agreement, including but not limited to, all fees and expenses of counsel to Seller, except as otherwise provided in SECTION 11.8;


         (n) Any multiemployer plan withdrawal liability to which Seller may be subject in connection with the Closing of the transactions contemplated by this Agreement or any other liability to be borne by Seller as provided in
     SECTION 6.11; and


         (o) Any liability or obligation arising in connection with the Excluded Assets or not associated with the Division Business or the Acquisition Assets.


     2.5. ALLOCATION OF PURCHASE PRICE. Subject to adjustment for the matters taken into account in determining the final Purchase Price pursuant to SECTION 2.2, Seller and Buyer shall work jointly to establish an allocation of the Purchase Price within sixty (60) days of the Closing. The Purchase Price shall be allocated based upon the fair market values of the Purchased Assets and shall conform to the requirements of Section 1060 of the Code (as hereinafter defined) and temporary regulations thereunder. Seller and Buyer shall jointly complete and separately file Form 8594 with their respective federal income tax returns for the tax year in which the Closing Date occurs in accordance with such allocation, and each of the parties shall refrain from taking a position on any income, transfer or gains tax return, before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without written consent of the other in each instance.


3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that, in each case except as otherwise set forth on the Disclosure
Schedule:


     3.1. ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power to carry on and conduct all of the business and activities of the Division Business as it is now and has since its organization been conducted and to own, lease or operate the Acquisition Assets and all other assets owned, leased or operated by Seller in connection with the Division Business; and Seller is duly licensed or qualified to do business and is in good standing as a foreign corporation under the laws of each of the jurisdictions listed in SECTION 3.1 of the Disclosure Schedule, which are all of the jurisdictions in which the nature of the activities conducted by the Division, and/or the character of the assets owned or leased by the Division, makes such qualification or license necessary except for those jurisdictions where the failure to be so qualified would not adversely affect the Division Business or the Acquisition Assets in any material manner.

     3.2. AUTHORIZATION OF AGREEMENT. Seller has all requisite power and authority to enter into this Agreement and all other agreements and instruments to be executed by Seller in connection herewith and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements and instruments to be executed by Seller in connection herewith have been (or upon execution will have been) duly executed and delivered by Seller, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.


     3.3. OWNERSHIP OF ACQUISITION ASSETS.


         (a) True and correct copies of each deed to the Owned Real Estate, together with Seller's most recent title insurance policies, surveys and title commitments and reports in respect thereof as Seller has, have been delivered to Buyer. None of the Owned Real Estate is subject to any lease granted to any third person.


         (b) Seller has, and upon consummation of the transactions being consummated hereunder at the Closing Buyer will have, good and valid title to or a valid leasehold interest in all of the Acquisition Assets (other than the Owned Real Estate and Leased Real Estate), free and clear, free and clear of all claims, mortgages, pledges, liens, security interests, encumbrances and restrictions of every kind and nature and other matters affecting title (collectively, "LIENS") and other matters affecting title other than Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, statutory Liens of landlords and inchoate Liens of carriers, warehouse, mechanic, materialmen and other similar persons and other Liens imposed by applicable law, rule or regulation incurred in the ordinary course of business for sums not yet delinquent, Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, and Liens on the Leased Real Property which are a matter of public record and which (i) do not materially interfere or impair the operations on the Real Property for the purposes for which it is or may reasonably be expected to be used, (ii) do not require the payment of any money by Buyer, (iii) do not create any affirmative obligations of Buyer, and (iv) do not materially detract from the value of such Real Property (collectively, "PERMITTED LIENS").


         (c) SECTION 3.3(c) of the Disclosure Schedule sets forth a list of all of the Leased Real Estate and the address by which each parcel of real property is commonly known. With respect to the Leased Real Estate, (i) Seller is the owner and holder of all the leasehold interests and estates purported to be granted by such leases (together with all amendments, supplements and any other writings which affect the terms thereof, the "REAL ESTATE LEASES"), free and clear of all Liens, other than those set forth in
     SECTION 3.3(c) of the Disclosure Schedule, (ii) each Real Estate Lease is in full force and effect and constitutes a valid and binding obligation of Seller, and, to the knowledge of Seller, of the parties thereto, enforceable in accordance with its terms, and (iii) Seller has made available to Buyer true and complete copies of all written Real Estate Leases and there are no oral Real Estate Leases. There exists no default or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance by Seller under any Real Estate Lease. Except as set forth in SECTION 3.3(c) of the Disclosure Schedule, Seller has not, and to the knowledge of Seller, no other Person has, granted any written right to anyone other than Seller to lease, sublease or otherwise occupy any of the Leased Real Estate through the end of the applicable lease periods. Except as disclosed in
     SECTION 3.3(c) of the Disclosure Schedule, no consent is required from any lessor under any Real Estate Lease for the transactions contemplated by this Agreement.

         (d) SECTION 3.3(d) of the Disclosure Schedule sets forth a list of all personal property leased by Seller as lessee for the Division Business (other than any leases or licenses of Intangible Personal Property, which are dealt with separately in SECTION 3.5.3 below) (the "LEASED PERSONAL PROPERTY"). Correct, complete and accurate copies of all leases pursuant to which Seller holds or uses any Leased Personal Property have been made available to Buyer. With respect to the Leased Personal Property, (i) Seller is the owner and holder of all the leasehold interests and estates purported to be granted by such leases (together with all amendments, supplements and any other writings which affect the terms thereof, the "PERSONAL PROPERTY LEASES"), free and clear of all Liens, other than those set forth in SECTION 3.3(d) of the Disclosure Schedule, (ii) each Personal Property Lease is in full force and effect and constitutes a valid and binding obligation of Seller, and, to the knowledge of Seller, of the other parties thereto, enforceable in accordance with its terms, and (iii) Seller has made available to Buyer true and complete copies of all written Personal Property Leases. There exists no default or any event which, upon notice or the passage of time or both, would give rise to any default, in the performance by Seller or, to the knowledge of Seller, by any lessor under any Personal Property Lease. Except as set forth in SECTION 3.3(d) of the Disclosure Schedule, Seller has not, and to the knowledge of Seller, no other Person has, granted any oral or written right to anyone to lease, sublease or otherwise use any of the Leased Personal Property through the end of the applicable lease periods. Except as disclosed on SECTION 3.3(d) of the Disclosure Schedule, no consent is required from any lessor under any Personal Property Lease for the transactions contemplated by this Agreement.


         (e) The Acquisition Assets include all assets, rights and interests necessary for the uninterrupted conduct of the Division Business by Buyer from and after the Closing in the same manner as conducted by Seller at and prior to the Closing, except as disclosed in SECTION 3.3(e) of the Disclosure Schedule.

     3.4. FINANCIAL CONDITION.


         3.4.1. FINANCIAL STATEMENTS. Seller has furnished to Buyer unaudited financial statements of the Division, consisting of balance sheets as of December 31, 1997 and 1998 and consolidated statement of income and cash flows for the years then ended, as well as the unaudited balance sheet of the Division dated as of June 25, 1999 attached hereto as EXHIBIT D (the "LATEST BALANCE SHEET"), and the related unaudited statements of income and cash flows for the period from January 1, 1999 through and including June 25, 1999 (including the Latest Balance Sheet, the "FINANCIAL STATEMENTS") attached hereto as EXHIBIT D.


         3.4.2. ACCOUNTING STANDARDS. The Financial Statements: (i) have been prepared in accordance with the books and records of Seller; (ii) except for any adjustments specifically set forth in SECTION 3.4.2 of the Disclosure Schedule, have been prepared in accordance with generally accepted accounting principles in a manner consistent with past practice ("GAAP") and, in all cases where these is a permissible choice among accounting principles and procedures in accordance with GAAP, prepared on a basis consistent with Seller's Balance Sheet as of December 31, 1998, and
     (iii) present fairly the financial position and results of operations of the Division at the dates and for the periods indicated therein.


         3.4.3. NO UNDISCLOSED LIABILITIES. As of the date hereof, there are no liabilities or obligations of Seller of any kind that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except
     (a) as accrued, disclosed, reflected or reserved against on the Latest Balance Sheet, (b) for liabilities or obligations incurred in the ordinary course of business since the date of the Latest Balance Sheet, and (c) as discussed in SECTION 3.4.3 of the Disclosure Schedule.


         3.4.4. ABSENCE OF CERTAIN CHANGES. Since June 25, 1999, there has not been relating to the Division, the Division Business, the Acquisition Assets, the Assumed Liabilities or the Assumed Contracts:


              (a) any sale, assignment, pledge, distribution, transfer or other disposition or subjection to any Lien of any of Seller's assets, except sales of inventory in the ordinary and usual course of business;


              (b) any increase or enforceable promise of an increase in the salary or other compensation or benefits (including any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment) payable or to become payable to any officer, director or employee, other than routine increases in the ordinary course of business consistent with past practices and disclosed in
         SECTION 3.4.4 of the Disclosure Schedule;


              (c) any adoption of a new benefit plan or any amendment to an existing benefit plan for the employees or officers of the Division;


              (d) any transaction by Seller not in the ordinary and usual course of business;

              (e) any event or circumstance that constitutes or would give rise to a Material Adverse Effect;


              (f) any damage, destruction or loss, whether or not covered by insurance affecting any asset or property of Seller of any kind or character which, in the aggregate with all others, exceeds $50,000;


              (g) any material alteration in the manner in which Seller keeps its books, accounts or records or in the accounting practices therein reflected, including the recognition and computation of accrued expenses and depreciation or amortization policies or rates;


              (h) any incurrence, assumption, payment or prepayment of any indebtedness for borrowed money (except with respect to noninterest bearing advances from Seller to the Division) or any commitment to borrow money or any guaranty, direct or indirect, of indebtedness of others;


              (i) any payment, discharge or satisfaction of any claim or obligation of Seller, except in the ordinary course of business;


              (j) any material write-down of the value of any asset of Seller or any material write-off as uncollectible of any accounts or notes receivable or any portion thereof, except as set forth on SCHEDULE 3.4.4(j) of the Disclosure Schedule;


              (k) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to Seller not in the ordinary and usual course of business;


              (l) except as set forth in the Division's 1999 Budget (attached hereto as EXHIBIT C) or as listed in SECTION 3.4.4(l) of the Disclosure Schedule, any acquisition or lease of or commitment to acquire or lease any realty, or any capital expenditure;


              (m) any material change in the terms (including credit terms) of any contract or agreement (other than an immaterial contract or immaterial purchase order) with any customer of Seller who, during the period from January 1, 1998 through December 31, 1998, was billed in excess of $100,000 as a result of the sale of products or provision of services by Seller (collectively, the "SIGNIFICANT CUSTOMERS") not in the ordinary and usual course of business;


              (n) any change in the operations, business or manner of conducting the Division, other than changes in the ordinary and usual course of business consistent with prior practice, none of which, individually or in the aggregate, has had or is expected to have a Material Adverse Effect; or

              (o) any agreement by or with Seller during the applicable period, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (m).


     As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any change in or effect on the Division, the Division Business, the Acquisition Assets or the Assumed Liabilities that (i) is or will be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Division taken as a whole (excluding adverse changes that are the result of economic factors affecting the economy as a whole or factors generally affecting the industry in which Seller competes and the announcement and pendency of the transactions contemplated hereby) or (ii) materially impairs or prohibits the ability of Seller and Buyer to consummate the transactions contemplated by this Agreement or the ability of Buyer to obtain the financing contemplated by SECTION 8.12.


     3.5. PROPERTY OF SELLER.


         3.5.1 REAL PROPERTY.


              (a) [Reserved]


              (b) Except for the Owned Real Estate and the real property commonly known as (i) the Jacksonville, Florida sales office, which constitutes the leased premises under the Lease between Seller as lessee and Beach Marine as lessor (the "JACKSONVILLE OFFICE LEASE"),
         (ii) the Jacksonville, Florida warehouse, which constitutes the leased premises under the Lease between Seller as lessee and Eastport Partner as lessor (the "JACKSONVILLE WAREHOUSE LEASE"), (iii) the Adrian, Michigan railsiding, which constitutes the leased premises under the Lease between Seller as lessee and Norfolk & Western as lessor (the "ADRIAN RAILSIDING LEASE"), (iv) the Adrian, Michigan Group headquarters, which constitutes the leased premises under the Lease between Seller as lessee and Mangold LLC as lessor (the "ADRIAN HEADQUARTERS LEASE") and (v) the Seattle, Washington office, which constitutes the leased premises under the Lease between Seller as lessee and Gabriel Enterprises as lessor (the "SEATTLE LEASE") (the real property leased under the Jacksonville Office Lease, the Jacksonville Warehouse Lease, the Adrian Railsiding Lease, the Adrian Headquarters Lease and the Seattle Lease, together, the "LEASED REAL ESTATE"), each as more fully described in SECTION 3.5.1 of the Disclosure Schedule, there is no parcel of real property, building or other improvement owned or leased by Seller or any other Person for use by, or used by, the Division.


              (c) To Seller's knowledge, all of the buildings, fixtures and other improvements located on the Real Property are, in all material respects, in satisfactory operating condition and repair, and the ownership, use, occupancy and operation thereof in connection with the Division Business is not and will not by reason of the Closing be in material violation of any applicable building code, zoning ordinance or other law or regulation. No building or other improvement included in the Real Property relies on any other property or facility owned by

         Seller or any other Person to fulfill any zoning, building code or other governmental or municipal requirements.


              (d) Seller holds valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals and all other material permits and licenses required by applicable law relating to the ownership, use, occupancy or operation of the Real Property.


              (e) Seller has not experienced during the two (2) years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by Seller in the operation of the Division Business during such period. The Real Property and Acquisition Assets will, at Closing, together provide Buyer with access to such public utilities and public improvements as are necessary to operate the Division Business and the Acquisition Assets after the Closing in a manner consistent with Seller's past practices.


              (f) There are no condemnation or eminent domain proceedings pending or, to Seller's knowledge, threatened by any Person possessing condemnation powers which relate to the Real Property, nor are there any such proceedings pending or, to Seller's knowledge, threatened to which Seller is not a party but to which its properties are subject or by which its properties may reasonably be expected to be adversely affected.


         3.5.2. TANGIBLE PERSONAL PROPERTY. SECTION 1.1(f) or SECTION 1.1(g) of the Disclosure Schedule lists each item of tangible personal property (other than Inventory) owned by Seller which is to be transferred to Buyer pursuant hereto having on the date hereof a depreciated book value in excess of $25,000; and an identification of the owner of, and any agreement relating to the use of, each item of tangible personal property the rights to which are to be transferred to Buyer pursuant hereto under leases or other similar agreements included in the Contracts. Each item of such tangible personal property is located on the Real Property and is in satisfactory operating condition and repair, subject to normal wear and tear. Since negotiations between the Seller and Buyer commenced with respect to the transactions described in this Agreement, Seller has continued to maintain the machinery or equipment included in the Acquisition Assets in a manner consistent with past practices. EXCEPT AS PROVIDED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES ARE MADE BY SELLER WITH RESPECT TO MACHINERY AND EQUIPMENT INCLUDED IN THE PURCHASED ASSETS, AND, IN PARTICULAR, NO IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR OF MERCHANTABILITY IS MADE WITH RESPECT TO SUCH MACHINERY AND EQUIPMENT.


         3.5.3. INTANGIBLE PERSONAL PROPERTY. SECTION 1.1(h) of the Disclosure Schedule lists (i) an identification of each item of Intangible Personal Property, domestic and foreign, owned by Seller or used by Seller in the conduct of the Division Business and (ii) all licenses or similar agreements or arrangements to which Seller is a party either as licensee or licensor for each such item of Intangible
Personal Property. Correct, complete and accurate copies of all licenses pursuant to which Seller holds or uses any Intellectual Property have been furnished to Buyer.

              (a) Since January 1, 1994, there have not been any actions or other judicial or adversary proceedings involving Seller concerning any of the Intangible Personal Property included in the Acquisition Assets, nor, to the knowledge of Seller, is any such action or proceeding threatened;


              (b) Seller has the right and authority to use all items of Intangible Personal Property included in the Acquisition Assets in connection with the conduct of the Division Business in the manner presently conducted and to convey such right and authority to Buyer, and such use does not, to the knowledge of Seller, conflict with, infringe upon or violate any patent, copyright, trademark, service mark, trade secret, trade name or other right of any other person, firm or corporation;


              (c) To the knowledge of Seller, no Person is infringing upon or violating any of Seller's rights in any Intangible Personal Property;


              (d) There are no outstanding, nor, to the knowledge of Seller, are there any threatened, disputes or disagreements with respect to any licenses or similar agreements or arrangements included in the Intangible Personal Property included in the Acquisition Assets;


              (e) The conduct of the Division Business does not, to the knowledge of Seller, conflict with any patent, copyright, trademark, service mark, trade secret, trade name or other similar rights of others; and


              (f) Except as set forth in SECTION 3.5.3(f) of the Disclosure Schedule, in the case of commercially available "shrink wrap" software programs (such as Microsoft, Windows 95, Microsoft Word, etc.), neither Seller nor any of Seller's employees is using any unauthorized copies of any such software programs at any of Seller's facilities.


     3.6. AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution, delivery and performance by Seller of this Agreement and all other agreements and instruments to be executed by Seller in connection herewith, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a breach of Seller's certificate of incorporation or bylaws, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any material loan agreement, credit agreement, note, bond, real estate lease, mortgage, deed of trust, indenture, license, personal property lease, franchise, agreement or other material instrument to which Seller is a party, or by which the Acquisition Assets may be bound or affected, except for such conflict or default as to which waivers or consents are required to be, and shall be, obtained before the Closing as set forth in SECTION 6.9 of the Disclosure Schedule, (iii) violate in any material manner any law, statute, rule or regulation or order, writ, injunction or decree applicable to Seller or any Acquisition Assets or (iv) result in the creation or imposition of any Lien upon any Acquisition Assets except for Permitted Liens.

     3.7. LABOR AND EMPLOYMENT MATTERS; PENSION AND EMPLOYEE BENEFIT PLANS.


         (a) Except as set forth in SECTION 3.7(a) of the Disclosure Schedule, there is no (i) collective bargaining agreement subject to the National Labor Relations Act ("COLLECTIVE BARGAINING AGREEMENT") or other labor agreement to which Seller is a party or by which it is bound; (ii) employment or consulting contract or policy to which Seller is a party or by which Seller is bound; or (iii) Employee Benefit Plan in which Division Employees (as hereinafter defined) currently participate. Seller has made available to Buyer copies of all current documents and instruments governing such agreements or Employee Benefit Plans.


         (b) No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a material default thereunder or would cause the acceleration of any material obligation of any party thereto.


         (c) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees of Seller and is not liable for any arrearages of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth on SECTION
     3.8.1 of the Disclosure Schedule, there is no: (i) unfair labor practice complaint against Seller pending before the National Labor Relations Board or any state or local agency; (ii) pending labor strike, scheduled representation election or other material labor trouble affecting the Division; (iii) labor grievance pending against Seller; (iv) pending representation question respecting the Division Employees ; (v) pending arbitration proceedings arising out of or under any Collective Bargaining Agreement to which Seller is a party; or (vi) pending or, to the knowledge of Seller, threatened claim against Seller regarding the discharge or dismissal of any employee. Except as set forth on SECTION 3.7(c) of the Disclosure Schedule, all obligations of Seller that could reasonably be anticipated (whether arising by operation of law, by contract, by past custom or otherwise), for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable to the officers, directors or other employees of the Division in respect of the services rendered by any of them have been paid or adequate accruals therefor have been made in the ordinary course of business in the books and records of Seller.


         (d) Except as set forth in SECTION 3.8.1 of the Disclosure Schedule, no complaints, lawsuits or other proceedings are pending or, to the knowledge of Seller, threatened, in any forum by or on behalf of any present or former employee of Seller, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract for employment, breach of any law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employee relationship.


         (e) SECTION 3.7(e) of the Disclosure Schedule sets forth, by situs and by category, lists of all of the Division's employees (the "DIVISION EMPLOYEES") as of the most recent accounting month end; and, except as set forth in SECTION 3.7(e) of the Disclosure Schedule, Seller has not during the past six (6) months closed any Division Facilities (as hereinafter defined) or parts of Division Facilities or terminated any Division Employees.


         (f) With respect to each of the Employee Benefit Plans currently maintained or contributed to for the benefit of any Division Employee which is intended to be qualified under Section 401(a) of the Code, such Employee Benefit Plan has received a favorable determination letter from the Internal Revenue Service that it is so qualified as to form, and nothing has occurred in connection with the operation of such Employee Benefit Plan prior to, on, or after the date of such letter that could reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan. SECTION 3.7(a) of the Disclosure Schedule lists all such Employee Benefit Plans.


         (g) Seller agrees to provide Buyer as soon as possible after the Closing Date a listing of the following information for all Transferred Employees (as hereinafter defined):


              (i) Seller's date of hire and aggregate service dates;


              (ii) dates of birth as listed in the Employee Benefit Plan records; and


              (iii) years of service with Seller, as of the Closing Date, for purposes of eligibility, vesting and accrual of benefits under each Employee Benefit Plan in which a Transferred Employee is a participant;


         (h) Except as set forth in SECTION 3.7(h) of the Disclosure Schedule, none of the Employee Benefit Plans is a multiemployer plan as defined in Code section 414(f) or ERISA SECTIONS 3(37) or 4001(a)(31). With respect to each Employee Benefit Plan that is a multiemployer plan: (i) Disclosure Schedule Section 3.7(j) indicates the number of Division Employees with respect to whom Seller or any Commonly Controlled Entity makes contributions to such plan, the amount of such contributions and the most recent information available to Seller or any Commonly Controlled Entity with respect to the withdrawal liability of Seller or such Commonly Controlled Entity under that plan; (ii) such plan is not, as of the date hereof, insolvent or in reorganization, nor does it have an accumulated funding deficiency, and Seller does not know of any reason why such plan would become insolvent or go into reorganization or have an accumulated funding deficiency in the foreseeable future; (iii) Seller or any Commonly Controlled Entity has made all contributions to the plan due or accrued as of the date hereof and will have made all such contributions as of the Closing Date; and (iv) SECTION 3.7(j) of the Disclosure Schedule sets forth the amount of the withdrawal liability with respect to the plan, assuming Seller terminates participation with respect to all Division Employees on the Closing Date.

         (i) Except as set forth in SECTION 3.7(i) of the Disclosure Schedule, none of the Employee Benefit Plans is subject to minimum funding standards of the Code or ERISA. With respect to the Simplex Plan, Seller has made available to Buyer a true, complete and correct copy of (i) the plan document and all amendments thereto (ii) the six annual reports on Form 5500 most recently filed with the IRS and the related summary annual report distributed to participants; (iii) all resolutions of the Board of Directors of Seller adopting, amending or terminating the Simplex Plan;
     (iv) the most recent actuarial report for the Simplex Plan; (v) all summary plan descriptions and each summary of material modifications for the Simplex Plan; (vi) each trust agreement relating to the Simplex Plan; (vii) all IRS determination letters or rulings issued with respect to the Simplex Plan and all other material correspondence for the last six consecutive years prior to the Closing Date with the IRS or the United States Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated or announced plan audits; (viii) descriptions of all claims, lawsuits or similar actions filed and pending (other than for benefits in the normal course) with respect to the Simplex Plan; (ix) a listing of all employees or former employees with vested or unvested accrued benefits under the Simplex Plan and a calculation of such benefits as of the Closing Date; (x) a listing of all prior mergers, consolidations or transfers of assets or liabilities described in Section 414(l) of the Code or the regulations pertaining to the Simplex Plan; and
     (xi) copies of all minutes of all committee meetings pertaining to the administration of the Simplex Plan. Seller agrees to provide Buyer from time to time after the Closing Date such other information as Buyer may reasonably require in order to maintain and administer the Simplex Plan. All of Seller's representations as to the Employee Benefit Plans include the Simplex Plan, where applicable, and in addition thereto, Seller makes the following representations with respect to the Simplex Plan. Except as set forth in SECTION 3.7(i) of the Disclosure Schedule:


              (A) Seller has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the "PBGC") with respect to the Simplex Plan;


              (B) the Simplex Plan has not been terminated or partially terminated under circumstances that would result in liability to the PBGC;


              (C) the Simplex Plan (1) is substantially in compliance with all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA or other applicable law; (2) has had the appropriate required Form 5500 (or equivalent annual report) timely filed with the appropriate governmental authority for each year of its existence; (3) has at all times complied with any applicable bonding requirements; (4) has no issue pending or resolved which may subject such plan, Seller or Buyer to the payment of any penalty, interest, tax or other obligation; and (5) has been maintained in all respects in compliance with the requirements of any applicable Collective Bargaining Agreement, ERISA and the Code and other applicable law (including all rules and regulations issued thereunder);

              (D) the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to or trigger any change of control, accelerated vesting, severance or other similar provisions in the Simplex Plan;


              (E) as of the date hereof, the Simplex Plan has no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. The Simplex Plan does not have a "liquidity shortfall" as defined in Section 412(m)(5) of the Code. No notice has been required under Section 4011 of ERISA with respect to the Simplex Plan. No event described in Section 401(a)(29) of the Code has occurred or can reasonably be expected to occur with respect to the Simplex Plan. No "reportable event" (as that term is defined in Section 4043 of ERISA and for which the thirty (30) day notice requirement has not been waived) has occurred or will occur with respect to the Simplex Plan, except as contemplated by this Agreement. To the extent a "reportable event" occurs in connection with this transaction, Seller shall satisfy the thirty (30) day notice requirement under ERISA Section 4043(a) if applicable;


              (F) except as set forth in the applicable Collective Bargaining Agreement, the Simplex Plan may be amended without liability (other than with respect to pension benefits in the ordinary course) to Buyer on or at any time after the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan, or any law or agreement;


              (G) none of Seller, the officers of Seller, the Simplex Plan, nor any fiduciary thereof has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility;


              (H) all contributions required by law, the terms of the plan, or by a Collective Bargaining Agreement or other agreement to be made under the Simplex Plan with respect to all periods through the Closing Date, including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves properly reflected on the books of Seller in accordance with GAAP. No changes in contributions or benefit levels have been implemented or negotiated (but not yet implemented), with respect to the Simplex Plan since the date on which the information provided in the Disclosure Schedule has been provided, and no such changes are contemplated;


              (I) Seller shall take all necessary action to ensure that, prior to Closing, the Simplex Plan is maintained in accordance with the requirements of the applicable Collective Bargaining Agreement, ERISA, the Code and any other applicable law, rule or regulation; and


              (J) the Simplex Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate. As of March 31, 1999, the fair market value of the assets of such Plan will exceed or equal the "projected benefit obligation" (as defined in Statement of Financial Accounting Standard No. 87 and using the actuarial assumptions heretofore supplied by Buyer).


              (j) With respect to the Paper Industry Plan, Seller has made or by the Closing Date will have made all contributions required to be made by Seller as of the Closing Date.


              (k) No Represented Transferred Employee (as hereinafter defined) is eligible to participate in the Employee Stock Ownership Plan of Anthony Industries, Inc.


     3.8. LITIGATION AND COMPLIANCE WITH LAWS.


         3.8.1. LITIGATION PENDING OR THREATENED. Except as set forth in SECTION
     3.8.1 of the Disclosure Schedule, there is no action, suit, arbitration, proceeding, grievance or investigation, pending or, to the knowledge of Seller, threatened, before any court, tribunal, panel, master or governmental agency, authority or body in which Seller is a party or to which the Division or any Acquisition Asset is subject, nor is Seller, or any officer or employee of Seller enjoined from any action or subject to any continuing restriction which may adversely affect the Division.


         3.8.2. VIOLATION OF LAW. Seller is not in material violation of any provision of any law, decree, order or regulation (including, without limitation, those relating to antitrust or prohibiting other anti-competitive business practices, but excluding Environmental Laws (as defined herein)), applicable to the Division or any Acquisition Asset. Seller has all material federal, state, local, foreign and other licenses, permits and other governmental authorizations required in the conduct of the Division Business and the operation of its properties. Such licenses, permits and other governmental authorizations, including those obtained under applicable Environmental Laws (as hereinafter defined) are listed in
     SECTION 3.8.2 of the Disclosure Schedule and are and as of the Closing Date will be in full force and effect. Except as required under the HSR Act as contemplated in SECTION 6.7, no notice to, filing with, or approval or consent of, any governmental agency or body issuing any of the permits, licenses or other governmental authorizations, or otherwise having jurisdiction over Seller or the Division or the operations or properties of the Division, is required in order to permit the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the sale, transfer and delivery of the Acquisition Assets or the continuation of the Division Business by Buyer after the Closing. Seller is not a party to any consent decree issued by any governmental agency, authority or body relating to the Division.


         3.8.3. ENVIRONMENTAL MATTERS. Except as set forth in SECTION 3.8.3 of the Disclosure Schedule or as disclosed in (i) the December 23, 1998 Bowser-Morner Phase I Environmental Site Assessment for the Constantine, Michigan property; (ii) the January 14, 1999 Bowser-Morner Phase I Environmental Site Assessment for the Adrian, Michigan property; or (iii) the February 11, 1999 Atlanta Testing & Engineering Phase I Environmental Site Assessment for the Jacksonville, Florida property:


              (a) Seller is in compliance with all Environmental Laws.

              (b) Seller holds, and is in compliance with, all permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies (collectively, "Permits") required under Environmental Laws for Seller to conduct the business of the Division conducted by it, and all such Permits are in full force and effect. Seller is not subject to any consent order, consent judgment, consent decree, court or administrative order or judgment relating to any Environmental Laws or Hazardous Substances.


              (c) There have been no events, conditions, actions, or omissions arising out of, relating to or in connection with the Real Property or the Division Business that have given or would give rise to any Environmental Liability (as defined below), and (ii) Seller has not received any written or oral notice of the institution or pendency of any lawsuit, action, proceeding, investigation or claim by any Person alleging any Environmental Liability arising out of, relating to or in connection with the Real Property or the Division Business, and Seller does not know of any basis for any such proceeding.


              (d) Seller has not filed with any governmental agency, authority, or body any notice under or relating to Environmental Laws or permits indicating or reporting any past or present spillage, disposal or release into the Environment of any Hazardous Substance.


              (e) Seller has not, and to the knowledge of Seller, no third party has, released or disposed of any material quantity of Hazardous Substance on, in, under, above or about any of the Owned Real Estate, the Leased Real Estate or any other facilities or properties owned, used, operated or leased at any time by Seller in connection with the Division Business (the "DIVISION FACILITIES").


              (f) Seller has provided Buyer with a true and complete copy of all environmental reports known to Seller covering the Real Property, the Division Business or the Division Facilities.


              (g) There has been no generation, storage, disposal, treatment or transportation of any Hazardous Substance at the Real Property or the Division Facilities or from the Real Property or Division Facilities to any offsite facility or arising out of the Division Business or the Acquisition Assets (i) except for the generation, use, storage, disposal, treatment and transportation at the Real Property or Division Facilities or from the Real Property or Division Facilities to offsite facilities in the ordinary course of business in compliance with applicable Environmental Laws, or (ii) there has been no Release (as hereinafter defined) at the Real Property or Division Facilities for which Remedial Action is required under Environmental Laws.


              (h) SECTION 3.8.3 (h) of the Disclosure Schedule sets forth a complete list (including locations) of all above-ground or underground storage tanks that, to the best of Seller's knowledge without investigation, are now present at, or have since January 1, 1994 been removed from, the Real Property. All such tanks which have been removed from the Real Property since January 1, 1994 (or to

         Seller's knowledge without investigation, before such date) have been removed in accordance with all applicable Environmental Laws. For purposes of this section, the term "tank" includes only fixtures holding liquid Hazardous Substances.


              (i) As used herein:


              "ENVIRONMENTAL LAWS" means all domestic or foreign, federal, state and local statutes, laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Federal Water Pollution Control Act; the Toxic Substances Control Act; the Clean Air Act; the Safe Drinking Water Act; the Atomic Energy Act of 1954; the Low-Level Radioactive Waste Policy Amendments Act of 1985; and the Hazardous Materials Transportation Act), ordinances, regulations, codes and rules, in each case as amended, and including any judicial or administrative orders, writs, injunctions, judgments and decrees, relating to the generation, production, installation, use, handling, storage, treatment, transportation, release, threatened release, presence or disposal of Hazardous Substances, noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the Environment.


              "ENVIRONMENT" shall include the waters of the United States, the waters of any state, the waters of the contiguous zone and the ocean waters, and any other surface water, groundwater, drinking water, water supply, property, premises, land surface, subsurface, subsurface strata, soil or air or atmosphere within the United States or under the jurisdiction of the United States, any federal, state or local government agency or agencies, or within the jurisdiction of Environmental Laws.;


              "ENVIRONMENTAL LIABILITY" means, but is not limited to any liability (including strict liabilities such as CERCLA-type claims) or obligation arising under Environmental Laws or in connection with Hazardous Substances in connection with the Acquisition Assets, Real Property or leased property (current and former), or the operation of the Division Business, including claims, demands, assessments, judgments, orders, causes of action (including toxic tort suits and common law or statutory claims), notices of actual or alleged violations or liability (including such notices regarding the disposal or release of Hazardous Substances on the premises or elsewhere), proceedings. and any associated costs, assessments, losses, damages (except consequential damages), obligations, liabilities, awards, fines, sanctions, penalties or an amount paid in settlement (including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents of such person);


              "HAZARDOUS SUBSTANCE" means (a) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under Environmental Laws or considered toxic, explosive, corrosive, reactive, flammable, infectious, radioactive, carcinogenic or mutagenic; (b) any petroleum or petroleum products, petroleum hydrocarbons, gasoline, diesel fuel, natural gas or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; and (c) any other chemical, material, waste or substance which is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

              "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Hazardous Substance in, into or onto the Environment of any kind whatsoever, including the movement of any Hazardous Substance through or in the Environment, exposure of any type in any workplace, any release as defined under CERCLA or any other Environmental Law.


              "REMEDIAL ACTION" means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity required by any Environmental Law to fully delineate, clean up, remove, remediate, treat or abate any Hazardous Substance.


     3.9. CONTRACTS AND OTHER INSTRUMENTS.


         3.9.1. Except as set forth in SECTION 3.9.1 of the Disclosure Schedule, no consent of any party to any Contract is required in order to permit the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, or the sale, transfer or delivery of the Acquisition Assets or the assumption of the Assumed Liabilities to be assumed by Buyer, nor will the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the sale, transfer and delivery of the Acquisition Assets or the assumption of the Assumed Liabilities to be assumed by Buyer, (i) result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, or result in a modification of, any Contract of Seller except for such breach, default or conflict that would not have a Material Adverse Effect or (ii) trigger an obligation on the part of Seller, its successor or Buyer of all or substantially all of Seller's assets to make any payment or performance not otherwise required under such Contract.


         3.9.2. SECTION 1.1(e) of the Disclosure Schedule contains a true and complete list of all written contracts, agreements and other instruments relating to the Division to which Seller is a party as of the Closing Date and which have not been fully performed by Seller:


         (a) relating to capital leases;


         (b) with a stated term exceeding three (3) months or more from the date hereof and not cancelable by either party thereto without penalty on thirty
     (30) days or less notice;

         (c) that is a purchase order in excess of $100,000 or that is not a purchase order and creates a commitment in excess of $100,000 (including any such contracts with a Significant Customer);


         (d) relating to the employment or compensation of any director, officer, employee, consultant or other agent of Seller, other than non-written at-will employment agreements;


         (e) relating to the sale or other disposition of any assets, properties or rights (other than sale of inventory in the ordinary course of business and disposition of obsolete equipment in the ordinary course of business and the transactions contemplated by this Agreement);


         (f) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixtures or similar property;


         (g) that restricts the operation of Seller or the Division Business, or restricts the development, manufacture, marketing or distribution of any product of the Division anywhere in the world;


         (h) that is a Collective Bargaining Agreement or other contract with any labor union or similar organization;


         (i) that is an Employee Benefit Plan;


         (j) relating to the purchase of raw materials required to be purchased by Seller, other than contracts or agreements that relate to the purchase of raw materials with a stated purchase price of less than $100,000, individually, and, together with all other such contracts or agreements, less than $100,000, in the aggregate and other than purchase orders (which are the subject of paragraph (c) above); or


         (k) that is not made in the ordinary course of business or that is material to Seller, taken as a whole.


         The contracts, agreements and other instruments required to be listed pursuant to clauses (a) through (k) of this SECTION 3.9.2, are referred to herein, collectively, as the "SPECIFIED CONTRACTS." In addition, SECTION 1.1(e) of the Disclosure Schedule contains a description of each category or type of written or oral contract, agreement and other instrument to which Seller is a party that is to be assumed and acquired from Seller by Buyer at the Closing, but as to which category or type it is hereby agreed shall not be specifically listed as a Specified Contract (the "GENERICALLY IDENTIFIED Contracts"). Seller is not in default under any Assumed Contract where such default could, individually or in the aggregate with defaults under other Assumed Contracts, have an adverse effect on the Division Business or Acquisition Assets that is material in any manner. All Assumed Contracts are valid, binding and in full force and effect and, to Seller's knowledge, are enforceable by Seller in accordance with their respective terms, and since June 25, 1999, Seller has performed all material obligations to be performed by Seller to date under the Assumed Contracts to the extent required to be consistent with the ordinary course of business. Seller has furnished to, or made available for inspection and copy by, Buyer a true and correct copy (or summaries, if oral) of all Specified Contracts and has provided Buyer with full access to all Generically Identified Contracts, in each case, together with all amendments, waivers or other changes thereto.

         3.9.3. SECTION 3.9.3 of the Disclosure Schedule lists each outstanding bid or proposal for a contract under which the value of services to be performed or goods to be provided by Seller or the cost of goods to be sold by Seller is expected to exceed $100,000 and a description and projected dollar value of each such bid or proposal.


     3.10. COMPENSATION OF KEY EMPLOYEES AND INDEBTEDNESS.


         3.10.1. SECTION 3.10.1 of the Disclosure Schedule sets forth a true and complete list of the names of and offices held by each Division Employee whose aggregate compensation rate is greater than $75,000 per annum ("KEY MANAGERS"). The current compensation of each of the Key Managers (including salary, bonus, other incentive compensation and other perquisites and benefits) has been disclosed in writing to Buyer.


         3.10.2. Except as set forth in SECTION 3.10.2 of the Disclosure Schedule, Seller has no financial obligation and is not otherwise indebted to any Division Employee (including Key Managers), or to any relative of any such person, or to any entity controlled directly or indirectly by, or otherwise affiliated with, any such person, in any amount whatsoever other than for compensation for services rendered since the start of the current pay period of Seller and for business expenses.


     3.11. INSURANCE. SECTION 3.11 of the Disclosure Schedule sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by Seller relating to the Division at any time during the three (3) years prior to the date of this Agreement and the annual or other pro rata premiums payable thereunder, and copies of such policies have been made available to Buyer. All such insurance policies are in the name of Seller, and all premiums due with respect to such policies are currently paid. Except as set forth in SECTION 3.11 of the Disclosure Schedule, there are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance applicable, in whole or in part, to the properties or operations of the Division or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the Division Business, or any repairs or other work to be done on or with respect to any of the properties or assets of, Seller. Seller has not received any notice or other communication from any such insurance company within the two (2) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and to the knowledge of Seller, no such cancellation, amendment or increase of premiums is threatened. Seller has not been denied or had revoked or rescinded any similar policy of insurance. Except as set forth on SECTION 3.11 of the Disclosure Schedule, no claim under any such policy is pending other than claims under employee benefit insurance policies. To the knowledge of Seller, the activities and operations of Seller have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

     3.12. BROKERAGE. Seller has not dealt with, and is not obligated to make any payment to, any finder, broker, investment banker or financial advisor other than Salomon Smith Barney in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.


     3.13. ACCOUNTS RECEIVABLE. SECTION 3.13 of the Disclosure Schedule contains a true and complete aged list as of May 23, 1999 of all accounts, notes and other receivables and rights to receive payment from any Person that relate to, or arise out of, the Division Business. All of such Accounts Receivable have arisen in connection with bona fide business transactions in the ordinary course of business of Seller, consistent with past practice. All reserves reflected in the Financial Statements against doubtful accounts, valid counterclaims or setoffs by, rebates, discounts and allowances to, and returns from, customers were established in accordance with GAAP, and in all cases where there is a permissible choice among accounting principles and procedures in accordance with GAAP, established on a basis consistent with Seller's Balance Sheet at December 31, 1998.


     3.14. ACCOUNTS PAYABLE. SECTION 3.14 of the Disclosure Schedule contains a true and complete aged list as of May 23, 1999 of (a) all accounts payable of the Division Business, other than accounts and notes payable constituting Excluded Liabilities, (b) accrued liabilities, and (c) all Accounts Payable that are required to be paid at the Closing and the aggregate amount thereof. Except as set forth in SECTION 3.14 of the Disclosure Schedule, all such accounts payable have been incurred in bona fide transactions in the ordinary course of business, and there is no agreement between Seller and any creditor regarding the extension of the terms of any payment of such Accounts Payable. No accounts payable have been rolled into promissory notes.


     3.15. INVENTORY. All Inventory reflected in the Financial Statements and all Inventory acquired or produced since December 31, 1998, has been acquired or produced in the ordinary course of business and has been physically cared for in accordance with the regular business practices of Seller. SECTION 3.15 of the Disclosure Schedule contains a true and complete listing of all Inventory of the Division as of May 23, 1999, and indicates each state in which Seller maintains any Inventory item (including, without limitation, finished goods, work-in-progress and raw materials).


     3.16. SOLVENCY. Seller (a) is not, and after consummation of the transactions contemplated hereby will not be, "insolvent" (as such term is defined in ss. 101(32)(A) of the Federal Bankruptcy Code, (b) is able to pay and is paying its debts as they mature, and (c) does not, and after consummation of the transactions contemplated hereby will not, have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.


     3.17. TAX MATTERS.


         3.17.1. The representations and warranties set forth in this SECTION
     3.17.1 refer solely to Taxes or Tax returns related to or with respect to the Acquisition Assets and the Division Business. Seller has filed on a timely basis all federal, state, local and foreign Tax returns and reports required to have been filed by it and has paid, or made adequate provision for the payment of, all Taxes owed by it pursuant to such returns and reports. Seller has collected and remitted to the proper taxing authority all amounts which it was or is obligated to withhold from amounts owing to any employee, creditor or third party. All Tax returns and reports filed with respect to the Acquisition Assets and the Division Business were true, correct and complete to the best of Seller's knowledge and belief. None of such returns or reports is currently being audited by any applicable taxing authority or is the subject of any administrative or judicial proceeding. Seller has received no notification of any pending or upcoming audit by any taxing authority related to the Division Business or the Acquisition Assets. Seller has not agreed to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax returns related to the Acquisition Assets or the Division Business. None of the Acquisition Assets is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former SECTION 168(f)(8) of the Code. None of the Acquisition Assets directly or indirectly secures any debt the interest on which is Tax exempt under section
103(a) of the Code and none of the Acquisition Assets is "tax-exempt use property" within the meaning of section 168(h) of the Code. Seller shall retain copies of all Tax returns or reports related to the Division
Business for all periods currently in Seller's possession. For purposes of this Section 3.17.1, Taxes or Tax returns "with respect to" or "related to" the Acquisition Assets and the Division Business shall not include any federal, state, local, or foreign Tax imposed on the income or receipts of Seller generally, except to the extent that Seller's failure to pay any such Tax or to file any such return would give rise to a lien against any of the Acquisition Assets or a claim against Buyer as transferee of the Division Business. As used in this Agreement
"TAXES" means all taxes and similar governmental charges, imposts, levies, fees and assessments, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include all income taxes (including United
States federal income taxes and state and local income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, estimated taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

         3.17.2. The statements to be made in the affidavits to be delivered at Closing pursuant to SECTION 8.9 are and at Closing shall be true and correct.


     3.18. SUPPLIERS AND CUSTOMERS. SECTION 3.18 of the Disclosure Schedule sets forth: (a) each supplier which accounted for, in the aggregate, transactions for the year ended December 31, 1998, or for the period January 1, 1999 through the Closing, in either case amounting to $50,000 or more of products or $50,000 or more of services supplied to Seller (based on the aggregate dollar amount paid by Seller) in connection with the Division Business; (b) all suppliers of materials or services to Seller in connection with the Division Business upon which Seller is significantly dependent or without readily available and equally advantageous alternate sources of supply; and (c) each customer of Seller which, in the year ended December 31, 1998, or in the period January 1, 1999 through the Closing purchased from Seller, in the aggregate in either case, $50,000 or more of products or services sold by Seller through the Division Business. Since January 1, 1999, to Seller's knowledge, there has not been any material adverse change in the business relationship of Seller with any of the suppliers referred to in clauses (a) and (b) or any of the customers referred to in clause (c) of the preceding sentence.

     3.19. PRODUCTS. No product manufactured, sold, leased, or delivered by Seller in connection with the Division Business is subject to any guaranty, warranty, or other indemnity by Seller or the Division beyond the applicable standard terms and conditions of sale or lease. SECTION 3.19 of the Disclosure
Schedule includes copies of all such standard terms and conditions of sale or lease (containing applicable guaranty, warranty, and indemnity provisions) in connection with the Division Business. Except as disclosed in SECTION 3.8.1 of the Disclosure Schedule, there are no claims pending or, to Seller's knowledge, threatened, against Seller with respect to the manufacture or sale or products of the Division Business manufactured or sold by Seller, nor does Seller have any knowledge of a basis for such a claim.


     3.20. ABSENCE OF CERTAIN COMMERCIAL PRACTICES. Except as set forth on
SECTION 3.20 of the Disclosure Schedule, neither Seller nor any officer, director, employee or agent of Seller (nor any person acting on behalf of any of the foregoing) has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other person who is or may be in a position to help, hinder or assist Seller or the person giving such gift or benefit in connection with any actual or proposed transaction relating to the Division Business, which gifts or similar benefits would individually or in the aggregate subject Seller or any officer, director, employee or agent of Seller to any fine, penalty, cost or expense or to any criminal sanctions. No such gift or benefit is required in connection with the operations of the Division Business to avoid any fine, penalty, cost, expense or adverse effect on the financial condition of Seller.


     3.21. DOCUMENTS REFERRED TO IN DISCLOSURE SCHEDULE. Seller has delivered to Buyer, or given Buyer access to, copies of each of the documents listed or referred to in the Disclosure Schedule, which are true, correct and complete in all material respects.


4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:


     4.1. ORGANIZATION; GOOD STANDING; AUTHORIZATION OF AGREEMENT. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct all of the business and activities conducted by it and to own, lease or operate all of the assets owned, leased or operated by it; and Buyer is duly licensed or qualified to do business and in good standing as a foreign corporation under the laws of every jurisdiction in the United States in which the nature of the activities conducted by Buyer, and/or the character of the assets owned or leased by Buyer, makes such qualification or license necessary. Buyer has all requisite power and authority to enter into this Agreement and all other agreements and instruments to be executed by Buyer in connection therewith and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements and instruments to be executed by Buyer in connection herewith have been (or upon execution will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

     4.2. AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement and all other agreements and instruments to be executed by Buyer in connection herewith by Buyer and the consummation of the transactions contemplated hereby and thereby will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with: any agreement, indenture or other instrument to which Buyer is a party or by which it is bound; Buyer's Certificate of Incorporation or Bylaws; or any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer.


     4.3. REGULATORY APPROVALS. Except as required under the HSR Act as contemplated in SECTION 6.7, all consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer and which are necessary for the consummation by Buyer of the transactions contemplated by this Agreement to be consummated by Buyer have been obtained and satisfied.


     4.4. BROKERAGE. Buyer has not dealt with, and is not obligated to make any payment to, any finder, broker or investment banker or financial advisor other than Callier Interests in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.


     4.5. FINANCING OF BUYER AS OF THE CLOSING. Based upon current market conditions, Buyer believes in good faith that it will be able to obtain commitments from investors with respect to equity investments in Buyer in an amount up to $6,000,000 to fund a portion of the Purchase Price and the capital requirements of Buyer after the Closing. Buyer has received the preliminary indications of interest attached as EXHIBIT F with respect to senior indebtedness to be incurred by Buyer to fund $22,000,000 of the Purchase Price, which amount is, together with equity and subordinated debt, expected to be sufficient to fund the Purchase Price and the capital requirements of Buyer after the Closing. Buyer hereby represents to Seller that the terms and conditions applicable to the senior debt financing set forth in EXHIBIT F are acceptable to Buyer.


     4.6. RELIANCE ON REPRESENTATIONS AND WARRANTIES. Buyer acknowledges that it enters into this Agreement and agrees to consummate the transactions contemplated hereby in sole reliance on the express representations and warranties contained in this Agreement and not upon any other information furnished to Buyer by Seller. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE ACQUISITION ASSETS, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE THEREOF AND EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYER IS PURCHASING THE ACQUISITION ASSETS "AS IS AND WHERE IS."


5. CLOSING. The closing of the transactions herein contemplated (the "CLOSING") shall, unless another date, time or place is agreed to in writing by the parties hereto, take place at the offices of the Division located at 1801 West U.S. 223, Adrian, Michigan, beginning at 9:00 a.m., local time, on the third business day after all conditions set forth in SECTION 7 and SECTION 8 have been satisfied or waived or on such other date as the parties shall hereafter mutually designate (the "CLOSING DATE"). The Closing Date shall be deemed to occur and the Closing shall be deemed to have been consummated as of the close of business on the Closing Date.

6.       CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.


         6.1. ACCESS; ENVIRONMENTAL CLEAN-UP.


              6.1.1. ACCESS FOR BUYER. Between the date hereof and the Closing Date, (a) Buyer's authorized representatives shall have reasonable access during normal business hours to all properties, operations, books, records, contracts, and documents of Seller relating to the Division, (b) Seller will furnish and request its accountants and outside legal counsel to furnish to Buyer all information with respect to its affairs and the business of the Division that Buyer may reasonably request, (c) Buyer shall have the right to discuss the affairs and the business of the Division with the employees of Seller and (d) authorized representatives of Buyer shall have reasonable access during normal business hours to all Real Property in order to conduct environmental surveys and tests; provided: (i) that all surveys and tests shall be conducted in such a manner as to minimize, to the extent reasonably practicable, the disruption to the business of the Division; (ii) that at least two (2) days prior to conducting environmental surveys or tests on any parcel of Real Property, Buyer shall provide Seller with written notice of its intention to enter a specific parcel of Real Property and a description of and schedule for the proposed activities it plans to undertake; (iii) that Buyer shall cause the work to be done by qualified employees, consultants and contractors who are reasonably acceptable to Seller; and (iv) that Buyer shall, immediately after completion of the investigating activities, restore the Real Property to substantially the same condition it was in prior to Buyer's entry.


              6.1.2. ACCESS FOR SELLER. After the Closing Date, (a) authorized representatives of Seller shall have reasonable access during normal business hours to all books, records, contracts and documents of Buyer pertaining to periods prior to the Closing and relating to the Division, and may make copies thereof, to the extent that Seller reasonably determines necessary in connection with the preparation of Seller's tax returns, or in connection with any tax, insurance, litigation or other proceeding or activity and (b) in connection therewith, Seller shall have reasonable access to discuss the relevant affairs and business of the Division with the employees of Buyer.


              6.1.3. ENVIRONMENTAL CLEAN-UP. Between the date hereof and the Closing Date, Seller shall cause to be removed, handled and disposed in accordance with all Environmental Laws: (1) all drums and stained soil identified as a result of the Bowser-Morner January 14, 1999 Adrian, Michigan Phase I Environmental Site Assessment ("ADRIAN ESA"), (2) all debris stored near the northeast corner of the building identified as a result of the Adrian ESA, (3) all piles of paper, belts, empty containers, oil cans, dried pulp, pallets and other debris discarded along the east side of the building identified as a result of the Bowser-Morner December 23, 1998 Constantine, Michigan Phase I Environmental Site Assessment ("CONSTANTINE ESA"), and (4) all discarded equipment, scrap metal, paper and unlabelled drums, pails and totes identified as a result of the Constantine ESA. Buyer understands that the "industrial landfill" to the north of the building, referenced on page 9 of the Constantine ESA, will be fully remediated by Seller but not until after the Closing Date.


     6.2. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS; EXCLUSIVITY.

              6.2.1. CONFIDENTIALITY. The Confidentiality Agreement between Callier Interests and Salomon Smith Barney dated November 19, 1998 (the "CONFIDENTIALITY AGREEMENT") shall continue in full force and effect and to apply to all information concerning the Division obtained by Buyer pursuant hereto; PROVIDED, that the terms of this Agreement shall control over all inconsistent terms of the Confidentiality Agreement and such inconsistent terms shall not apply to the parties hereto until the Closing Date or Termination of the Agreement. This is a "definitive written agreement" for purposes of the Confidentiality Agreement. Seller agrees to keep confidential all "Evaluation Material" (as defined in the Confidentiality Agreement) on the same terms and conditions as are applicable to Buyer hereunder and thereunder for a period of three (3) years after the Closing Date.


              6.2.2. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the parties jointly determine. Seller will consult with Buyer concerning the means by which Seller's employees, customers and suppliers and others having dealings with the Division will be informed of the transactions contemplated by this Agreement, and Buyer shall have the right to be present for any such communication.


              6.2.3. NO SHOPPING. From the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with SECTION 10, Seller shall not, and shall not permit any director, officer, employee, representative or agent of Seller to, directly or indirectly, solicit or initiate, enter into or conduct, discussions concerning, or exchange information (including by way of furnishing information concerning any Seller Party (as hereinafter defined) or the Division Business) or enter into any negotiations concerning, or respond to any inquiries or solicit, receive, entertain or agree to any proposals for any transaction that would in practical terms effect a transfer of all, substantially all or a significant portion of the assets of the Division, to any Person other than Buyer. In addition, during such time period, Seller shall not authorize, direct or permit any director, officer, employee, representative or agent of any Seller Party to do any of the foregoing and Seller shall notify Buyer of the identity of any Person who approaches Seller, or to the knowledge of Seller, any other Seller Party, with respect to any of the foregoing.


     6.3. CONDUCT OF BUSINESS OF DIVISION. Seller covenants and agrees that the business of the Division shall be conducted from the date hereof through the Closing Date in accordance with prior practice and in the ordinary course of the business of the Division, and, without limiting the generality of the foregoing, Seller shall not (except with the prior written consent of Buyer) do or cause or permit to occur any act, event or other occurrence which is represented or warranted not to have occurred since June 25, 1999 in SECTION 3.4.4 hereof. Prior to Closing, Seller shall update all Schedules hereto to reflect changes occurring subsequent to signing this Agreement and prior to the Closing Date except as otherwise required, and deliver copies of such updates to Buyer.


     6.4. PRESERVATION OF ORGANIZATION. Seller shall use its best efforts to preserve the business of the Division and the organization of Seller, to keep available to Buyer the services of

Seller's present employees, and to preserve for Buyer Seller's favorable business relationships with its suppliers, its customers and others with whom business relationships exist.

     6.5. CURRENT INFORMATION. Seller will advise Buyer in writing immediately, but in any event prior to the Closing, of:


         (a) the occurrence of any event which renders any of the representations or warranties set forth herein inaccurate in any material respect or the awareness of Seller that any representation or warranty set forth herein was not accurate in all material respects when made; and


         (b) the failure of Seller to comply with or accomplish any of the covenants or agreements set forth herein in any material respect. Seller will also provide Buyer, promptly on becoming available, copies of all operating and financial reports prepared by, or in the normal conduct of business of, the Division.


From the date hereof through the Closing Date, Seller will deliver to Buyer within 15 days after the end of each accounting month: (i) financial statements of the Division as of the end of such accounting month and for such accounting month and for the year to date through the end of such accounting month prepared on a basis consistent with the Financial Statements ("PRE-CLOSING INTERIM FINANCIAL STATEMENTS"); and (ii) reports as of the end of each accounting month in the same form and detail as the reports included in SECTIONS 3.4.2, 3.13,
3.14 and 3.15 of the Disclosure Schedule.


     6.6. CONTRACTS. Between the date hereof and the Closing Date, Seller will not, without the prior written consent of Buyer, (a) amend in any material respect or terminate any Assumed Contract, or (b) enter into or become a party to or submit any bid or proposal for any contract, agreement, instrument, arrangement, purchase order or commitment with any customer of the Division under which the reasonably anticipated costs, expenses, receipts and margins of the Division will vary adversely from historical practices.


     6.7. COMPLETION OF TRANSACTION; HART-SCOTT-RODINO. Buyer and Seller shall use all necessary and commercially reasonable efforts to effectuate the transactions contemplated hereby and to satisfy the conditions to their respective obligations under SECTION 7 and SECTION 8 hereof. Buyer and Seller acknowledge that the transactions contemplated by this Agreement may require filings with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION") under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated under such Act (the "HSR ACT"). Buyer and Seller shall each promptly file with the FTC and the Antitrust Division any notifications and reports that may be required to be filed pursuant to the HSR Act and shall undertake in good faith to file promptly any supplemental information which may be requested in connection therewith, which notifications and reports will comply in all material respects with the requirements of the HSR Act. Buyer and Seller shall each furnish to the other such information as either may reasonably request to make such filings. Seller shall promptly reimburse Buyer for 50% of any HSR filing fees to be paid by Buyer. In the event that after the Closing Date Buyer shall require any information relating to the Division Business in connection with any filing required under the HSR Act, Seller agrees to make available any such information to the extent such information is available at any such time.

     6.8. ACCOUNTS RECEIVABLE. If Seller at any time receives any payments in respect of Accounts Receivable or other rights or assets included in the Acquisition Assets, Seller shall hold and receive such payments in trust for Buyer and shall promptly forward such amounts to Buyer. In connection with the foregoing, from and after the Closing Date, Buyer shall have the right and authority to endorse, without recourse, the name of Seller or any related name on any check or similar negotiable instrument received by Buyer constituting payment of or in respect of any Acquisition Asset, and all such instruments shall be delivered by Seller to Buyer, and all such instruments and the proceeds thereof shall be the property and assets of Buyer.


     6.9. CONDITION TO TRANSFER OF CERTAIN CONTRACTS.


         (a) Seller shall, at its sole expense, use its best efforts to procure all consents, approvals or waivers which must be obtained by Seller and which are necessary for completion of the transactions described herein, including all required consents from third parties under the Contracts or otherwise and all required consents of any governmental agency or body issuing any permits, licenses or other governmental authorizations affecting Seller or its businesses or properties so that the Division may continue to be operated by Buyer without interruption or any adverse effect following the Closing. As provided in SECTION 8.6 hereof, it is a condition precedent to the obligations of Buyer to close the transactions contemplated hereby that all required consents be obtained for each of the Contracts listed in SECTION 6.9 of the Disclosure Schedule (collectively, the "CONTRACTS REQUIRING CONSENTS").


         (b) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing Seller will not assign to Buyer any such Contract Requiring Consent unless each such consent has been obtained prior to the Closing Date. With respect to each such unassigned Contract Requiring Consent, after the Closing Date Seller shall, at its sole expense, continue to deal with the other contracting party(ies) to such Contract as the prime contracting party and shall, at its sole expense, use its best efforts to obtain the consent of all required parties to the assignment of such Contract, but Buyer shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such Contract. Buyer agrees to perform or cause to be performed, at its sole expense, all of the obligations of Seller to be performed under any such Contract Requiring Consent the benefits of which Buyer is receiving after the Closing Date.


     6.10. WAIVER OF COMPLIANCE WITH BULK SALES LAWS. Buyer and Seller hereby waive compliance with the requirements of the Michigan Bulk Transfer Law and Florida Bulk Transfer Law and any other applicable bulk sales laws of any other jurisdiction.


     6.11. DIVISION EMPLOYEES AND EMPLOYEE BENEFIT PLANS.


         6.11.1. REPRESENTED EMPLOYEES. The term "REPRESENTED EMPLOYEES" shall mean all of the Division Employees who are employed in positions for which a collective bargaining representative has been certified by the National Labor Relations Board (including those on lay-off, disability or leave of absence, whether paid or unpaid), and the term "REPRESENTED TRANSFERRED EMPLOYEES" shall mean all of the Represented Employees employed by Buyer pursuant to SECTION 6.11.5.


         6.11.2. UNREPRESENTED EMPLOYEES. The term "UNREPRESENTED EMPLOYEES" shall mean all of the Division Employees of Seller who are not Represented Employees and who are listed at SECTION 6.11.2 of the Disclosure Schedule; and the term "UNREPRESENTED TRANSFERRED EMPLOYEES" shall mean all Unrepresented Employees who are employed by Buyer as of the Closing.


         6.11.3. TRANSFERRED EMPLOYEES. For purposes of this Agreement, the term "TRANSFERRED EMPLOYEES" means Represented Transferred Employees and Unrepresented Transferred Employees.


         6.11.4. EMPLOYMENT OF UNREPRESENTED EMPLOYEES. Effective upon the Closing, Buyer shall offer employment to all of the Unrepresented Employees, and shall offer them the same salary as Seller paid and benefits as Buyer may determine to be appropriate and competitive. Buyer agrees to recognize the Unrepresented Transferred Employees' service with Seller for purposes of eligibility to participate and vesting under all of Buyer's employee benefit plans, personnel policies and fringe benefit plans, programs and arrangements established for or offered to Unrepresented Transferred Employees, but not with respect to the accrual of any pension benefits, service award plans or other plans specified by Buyer with respect to which Buyer shall not be required to recognize service with Seller for any purpose.


         6.11.5. EMPLOYMENT OF REPRESENTED TRANSFERRED EMPLOYEES.


              (a) Effective upon the Closing, Buyer shall recognize the bargaining representatives of all of the Division's Represented Employees, offer employment to all of the Division's Represented Employees as of the Closing, and employ each Represented Employee who accepts employment in accordance with the terms set forth in the Collective Bargaining Agreement applicable to such Represented Employee. At the Closing, Buyer shall also assume Seller's obligations under the Collective Bargaining Agreements with respect to Transferred Employees. Seller will have no liability to Represented Transferred Employees for benefits under the Employee Benefit Plans, except that Seller shall retain liability for any retiree medical or life insurance benefits with respect to Represented Employees who retired prior to Closing. Seller will retain and discharge any withdrawal liability that may be incurred due to the termination of employment of any Represented Transferred Employee or any partial or complete withdrawal from any multiemployer plan arising out of, related to or in connection with the Closing of the transactions contemplated hereby. Seller shall remain liable for and will make all contributions required to be made to any of its Employee Benefit Plans prior to Closing. Buyer agrees with (and for the sole benefit of) Seller that Buyer will provide to Represented Transferred Employees the pension, profit sharing and other employee benefits to be provided under the Collective
         Bargaining Agreements after the Closing. Buyer agrees with (and for the sole benefit of) Seller that Buyer will continue Seller's terms and conditions of employment for all Represented Transferred
         Employees for a period of six (6) months after the Closing Date or until such earlier date as is agreed to in accordance with the applicable Collective Bargaining Agreement. Buyer agrees with (and for the sole benefit of) Seller that Buyer will provide to Represented Transferred Employees as soon as practicable after the Closing, but with retroactive effect to the date immediately following the Closing, substantially the same employee benefit plans as those of Seller. Buyer agrees with (and for the sole benefit of) Seller that Buyer will recognize Represented Transferred Employees' seniority and service with Seller for purposes of eligibility to participate in and vesting under all of Buyer's employee benefit plans (whether or not funded and whether or not subject to ERISA), established for or offered to Represented Transferred Employees and will recognize seniority and service with Seller for purposes of accrual of benefits for Represented Transferred Employees eligible to participate in the Simplex Plan. Buyer shall have no liability in respect of any claim or determination that any constructive termination or shutdown has occurred, or that any other benefits of any Represented Employees have been accelerated or increased in any manner, PROVIDED that (i) Buyer offers employment to all Represented Employees as of the Closing, (ii) Buyer so assumes Seller's obligations under the Collective Bargaining Agreements, (iii) Buyer assumes and maintains the Simplex Plan as required in SECTION 6.11.5(b), (iv) the employee benefit plans made available by Buyer after the Closing to the Represented Transferred Employees are substantially the same as the Employee Benefit Plans theretofore made available to Represented Employees by Seller, and (v) Buyer does not close any Division Facility Buyer purchases and continues to operate the Division Facilities for a period of six months.

              (b) As soon as practicable after the Closing, but with retroactive effect to the date immediately following the Closing, Buyer shall assume the Simplex Plan established by Seller pursuant to the Collective Bargaining Agreement covering the Represented Transferred Employees sited at the Adrian, Michigan, facility. Seller will transfer all records, benefit calculations and other documents and will execute any documents necessary to effect the transfer of such sponsorship as may reasonably be required from time to time by Buyer.


              (c) Seller will reimburse Buyer for all Employee Benefit Plan costs or other costs of benefits and employment costs incurred by Buyer or any of its employee benefit plans with respect to Represented Transferred Employees who are on lay-off, disability or leave of absence (whether paid or unpaid) immediately before the Closing while such employees remain on lay-off, disability or leave of absence (whether paid or unpaid) following the Closing until such Represented Transferred Employees are able to and do return to work for Buyer, in the manner and for such other periods as described below. The following benefits and employment costs paid by Buyer or any of its employee benefit plans to any such Represented Transferred Employee, his or her dependents, surviving spouse or beneficiaries, are subject to reimbursement by Seller under this SECTION 6.11.5(c):


              all benefits or amounts paid under any Employee Benefit Plan or any other employee benefit plan or payroll practice of Buyer or other employment costs of Buyer, including without limitation, benefits paid under Buyer's medical, retiree medical, medical reimbursement account, supplemental unemployment benefit, life insurance, employee assistance, Part B

              Medicare reimbursement, and sickness and accident/disability plans or programs.


              All reimbursements by Seller under this SECTION 6.11.5(c) shall be paid to Buyer within thirty (30) days after receipt of a bill from Buyer describing each element of reimbursement claimed and shall be subject to audit and verification by Seller and its accountants and/or consultants.


              6.11.6. CERTAIN BENEFIT PLAN ISSUES.


              (a) As soon as practicable after the Closing, but with retroactive effect as of the Closing, Seller shall amend each of its affected employee pension benefit plans (as such term is defined in section 3(2) of ERISA) other than the Simplex Plan or any multiemployer plan so as to fully vest all Transferred Employees in their benefits accrued as of Closing under such plans.


              (b) Seller shall retain and shall assume, bear and discharge all liabilities for claims incurred prior to the Closing under its welfare benefit plans (as that term is defined in Section 3(1) of ERISA) covering Transferred Employees (and their dependents and beneficiaries) (the "SELLER WELFARE PLANS"), and Seller shall continue to retain and assume, bear and discharge all liabilities incurred after the Closing
         (i) under its retiree medical and life insurance plans covering eligible Division Employees (and their dependents and beneficiaries) who have retired prior to the Closing Date; and (ii) under Seller's group health plan as provided in SECTION 6.11.6(c).


              Buyer shall bear and discharge all liabilities for claims incurred on and after the Closing under its welfare benefit plans (as that term is defined in Section 3(1) of ERISA) covering Transferred Employees (and their dependents and beneficiaries) ("BUYER WELFARE PLANS") except that Buyer shall have no liability for retiree medical or life insurance benefits with respect to Transferred Employees who have retired or terminated employment prior to the Closing Date.


              For purposes of this SECTION 6.11.6, a claim will be deemed "incurred" on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance and sickness/accident/disability programs), on the date that treatment or services are provided (for purposes of health care programs), or on the date that reimbursement is requested (for purposes of any dependent care assistance or medical care reimbursement programs).


              Seller shall provide all information reasonably requested by Buyer concerning the claim histories of Transferred Employees under the Seller Welfare Plans for purposes of Buyer considering such prior claim histories in the administration of the deductible and required maximum benefit provisions under the Buyer Welfare Plans.


              (c) Seller and not Buyer shall be liable for the payment of any health expenses incurred for continuation coverage under section 4980B of the Code or Part 6 of Title I of ERISA with respect to "qualifying events" (within the meaning of section 4980B(f)(3) of the Code section 603 of ERISA) occurring on or before the Closing with respect to

         Transferred Employees (or their dependents). After the Closing, Seller shall cause any "qualified beneficiary" (within the meaning of section 4980B(g)(1) of the Code or section 607 of ERISA) with respect to such qualifying events to be covered under Seller's group health plan for the period of continuation coverage. After the Closing, Buyer shall be responsible and liable for payments of any health care expenses for continuation coverage (i) that are incurred by Transferred Employees (and their dependents) who terminate employment with or retire from Buyer after the Closing and (ii) that are covered and payable under any group health plan of Buyer in which Transferred Employees participate.


              6.11.7. WORKERS' COMPENSATION CLAIMS. Seller shall be responsible for and pay any and all workers' compensation and other similar statutory claims asserted by or with respect to any Transferred Employees in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole prior to the Closing. Buyer shall be responsible for and pay any and all workers' compensation and other similar statutory claims asserted by or with respect to any Transferred Employees in respect of any injury or any other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole after the Closing. If any injury or other compensable event or occupational illness or disease of a Transferred Employee who was employed by Seller prior to the Closing and by Buyer after the Closing is attributable in part to causes occurring prior to the Closing and in part to causes subsequent to the Closing and is the basis of a workers' compensation or other similar statutory claim, the liability for any such claims shall be shared by Seller and Buyer in the proportion of their respective workers' compensation insurance coverages.


              6.11.8. EMPLOYMENT TAXES.


              (a) Each of Seller and Buyer will (i) treat Buyer as a "successor employer" and Seller as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees who are employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA") and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.


              (b) At the request of Buyer with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, each of Seller and Buyer will (i) treat Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferred Employees who are employed by Buyer, to the extent permitted by applicable state and local laws and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.


              6.11.9. OFFERS OF EMPLOYMENT. Nothing herein shall be deemed to preclude Buyer from offering employment to any Division Employee prior to Closing. Seller shall terminate from employment with Seller as of the Closing any Division Employee who accepts Buyer's offer of employment, and such Division Employee shall become a Transferred Employee of Buyer as of the Closing.


     6.12. TAXES. Seller shall pay any and all transfer, recording, sales or use or similar Taxes relating to the transactions contemplated hereby upon the consummation of such transactions. Subject to the foregoing, each of Seller and Buyer shall bear and be responsible for all Taxes relating to its respective revenues, sales, income or receipts. All Taxes and assessments relating to real estate or other property subject to ad valorem or similar taxation will be prorated as of the Closing Date, Seller being charged and credited for all of the same up to and including the Closing Date and Buyer being charged and credited for all of the same after the Closing Date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made as of the Closing Date on the basis of Taxes assessed for the most recent prior period, and thereafter, when actual figures for the period including the Closing Date are received, a cash settlement will be promptly made between Seller and Buyer. The terms of this section shall survive the Closing.


     6.13. REAL ESTATE.


         (a) Seller will at its sole cost obtain and furnish to Buyer, as promptly as is reasonably practicable and in any event by September 10, 1999, commitments (the "COMMITMENTS") for the issuance of ALTA owner policies of title insurance with extended coverage and endorsements for subdivision and covenant compliance and, in the case of the Adrian, Michigan plant and the Constantine, Michigan plant, ALTA 3.0 zoning endorsements (the "OWNER POLICIES") covering the Owned Real Estate subject only to Liens on the Owned Real Estate which are a matter of public record and which (i) do not materially interfere or impair the operations on the Owned Real Estate for the purposes for which it is or may reasonably be expected to be used, (ii) do not require the payment of any money by Buyer that has not previously been the obligation of Seller in the ordinary course of conduct of the business of Seller at such Owned Real Estate,
     (iii) do not create any affirmative obligation of Buyer that has not previously been the obligation of Seller in the ordinary course of conduct of the business of Seller at such Owned Real Estate, and (iv) do not materially detract from the value of such Owned Real Estate and otherwise in form and substance reasonably satisfactory to Buyer and its financing sources.


         (b) Seller will, at its sole cost furnish to Buyer, as promptly as is reasonably practicable and in any event by September 10, 1999, evidence of compliance with zoning laws and regulations as to the Jacksonville, Florida plant in form and substance reasonably satisfactory to Buyer and its financing sources.


         (c) Seller shall cause the Owner Policies to be issued by Liberty Title Company (the "TITLE Company") to Buyer on the Closing Date in accordance with the

     Commitments, and Seller shall deliver to the Title Company any documents reasonably required by the Title Company with regard to the Real
Property in each case as necessary in the reasonable discretion of the Title Company for the issuance of the Owner Policies. Each Owner Policy for each parcel of Owned Real Estate and all real property improvements thereon will be issued in an amount reasonably determined by Buyer not to exceed 150 percent of the original book value (before depreciation and amortization) of such Owner Real Estate and improvements as reflected in the Financial Statements; and any title insurance coverage in excess of such amounts will be the responsibility of Buyer.

     6.14. INSURANCE. On and after the Closing Date, Buyer shall at all times maintain a minimum of $20 million of insurance coverage with an insurance company having an A. M. Best Rating of at least "A" for general liability and product liability claims, which insurance shall provide that Seller is an additional named insured with respect to the full amount of such coverage. Buyer shall provide Seller with a certificate evidencing such insurance on the Closing Date and on each anniversary of the Closing Date thereafter. Buyer and Seller shall cooperate with one another and provide each other with reasonable assistance in addressing any product liability claims relating to products sold by the Division prior to the Closing Date. With respect to product liability claims (other than contractual warranty claims) arising after the Closing Date relating to products sold by the Division prior to the Closing Date ("PRE/POST CLOSING CLAIMS"), notwithstanding the provisions of SECTION 2.3(d), if and to the extent that Buyer reaches its insurance coverage limit with respect to product liability claims under the insurance contemplated by this SECTION 6.14 with the result that Buyer is unable to obtain an insurance recovery from its insurance carrier with respect to any such Pre/Post Closing Claims, then Seller shall indemnify and hold harmless Buyer for the uninsured portion of any such Pre/Post Closing Claims.


     6.15. EIFS CLAIMS. Any obligation and liability in respect of a claim of defective EIFS with respect to which a customer commenced installation prior to the Closing Date, including repairs, exchanges, returns or other services relating to such claim, shall be performed or contracted on Seller's behalf by Buyer and billed to Seller, which will promptly reimburse all of Buyer's actual direct costs.


     6.16. COOPERATION WITH LITIGATION. After the Closing Date, Buyer shall cooperate with Seller and give Seller reasonable access during normal business hours to all properties, operations, books, records, contracts, and documents of Buyer relating to proceedings set forth on SCHEDULE 6.16 of the Disclosure Schedule and shall furnish and request its accountants and outside legal counsel to furnish to Seller all information with respect to such proceedings as Seller may reasonably request. Seller shall also have the right to discuss such proceedings with the employees of Buyer after the Closing Date.


7. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by
Seller:


     7.1. CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Buyer contained in this Agreement shall have been true, correct and complete in all material respects on the date hereof and shall be true, correct and complete in all material respects on the Closing Date with the same effect as if made on the Closing Date, and Buyer shall have executed and delivered to Seller at Closing a certificate to such effect.

     7.2. PERFORMANCE OF COVENANTS AND AGREEMENTS. All of the covenants and agreements of Buyer contained in this Agreement and required to be performed by Buyer on or before the Closing Date shall have been performed, and Buyer shall have executed and delivered to Seller at Closing a certificate to such effect.


     7.3. OPINION OF COUNSEL FOR BUYER. Seller shall have received an opinion of counsel for Buyer, Mayor, Day, Caldwell & Keeton, L.L.P., substantially in the form of Exhibit G hereto and otherwise in form and substance reasonably satisfactory to and addressed to Seller and dated the Closing Date. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of Buyer as to factual matters and on opinions of other counsel of good standing whom such counsel believes to be reliable as to matters with respect to which laws other than the General Corporation Law of Delaware and the laws of Texas are applicable.


     7.4. ADDITIONAL CLOSING DOCUMENTS. Buyer shall have delivered to Seller at or prior to the Closing such documents (including a certificate of officers of Buyer) as Seller may reasonably request in order to enable Seller to determine whether the conditions to Seller's obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement, including, but not limited to, any appropriate resale or other applicable certificate with respect to claims for exemption from sales Taxes.


     7.5. NO LEGAL BAR. None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties or any corporate entity, in connection herewith, or in connection with any of the transactions contemplated hereby.


     7.6. HSR EXPIRATION/TERMINATION. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and no action, suit or proceeding shall have been initiated by the Antitrust Division or the FTC challenging the transactions provided in this Agreement under the Clayton Act or the Sherman Act.


     7.7. MICHIGAN DEPARTMENT OF ENVIRONMENTAL QUALITY, WASTE MANAGEMENT DIVISION APPROVAL. The Michigan Department of Environmental Quality, Waste Management Division (the "DEPARTMENT") shall have approved the transactions contemplated hereby pursuant to the Department's rights under that certain Contract between the Department and the Division dated December 26, 1995.


8. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to make the deliveries contemplated at the Closing shall, in addition to conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by Buyer:

     8.1. CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller contained in this Agreement shall have been true, correct and complete on the date hereof and shall be true, correct and complete on the Closing Date with the same effect as if made on the Closing Date, except, in each case, where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect, and Seller shall have executed and delivered to Buyer at Closing a certificate to that effect.


     8.2. PERFORMANCE OF COVENANTS AND AGREEMENTS. All of the covenants and agreements of Seller contained in this Agreement and required to be performed on or before the Closing Date shall have been performed, and Seller shall have delivered to Buyer at Closing a certificate to that effect.


     8.3. OPINION OF COUNSEL FOR SELLER. Buyer shall have received an opinion of counsel for Seller, Gibson, Dunn & Crutcher LLP, substantially in the form of EXHIBIT H hereto and otherwise in form and substance reasonably satisfactory to and addressed to Buyer and dated the Closing Date. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of Seller as to factual matters and on opinions of other counsel of good standing whom such counsel believes to be reliable as to matters with respect to which the laws of jurisdictions other than Delaware or California are applicable.


     8.4. ADDITIONAL CLOSING DOCUMENTS. Seller shall have delivered to Buyer at least three (3) business days prior to the Closing Date the calculations and certifications required under SECTION 2.2 and such additional documents as Buyer may reasonably request in order to enable Buyer to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.


     8.5. NO LEGAL BAR. None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.


     8.6. THIRD-PARTY CONSENTS AND APPROVALS. Seller shall have obtained all consents and approvals of third parties required under the Contracts Requiring Consents and all material consents and approvals from governmental agencies required in connection with the transactions contemplated hereby, which consents and approvals shall be in forms reasonably satisfactory to Buyer.


     8.7. TRANSFER DOCUMENTS. Seller shall have executed and delivered to Buyer such bills of sale in the form attached hereto as EXHIBIT I, and other instruments of sale, transfer, conveyance, assignment and delivery covering the Acquisition Assets or any part thereof as Buyer may reasonably request.


     8.8. HSR EXPIRATION/TERMINATION. The waiting period (and any extension thereof) under the HSR Act, if applicable, shall have expired or been terminated and no action, suit or proceeding shall have been initiated by the Antitrust Division or the FTC challenging the transactions provided in this Agreement under the Clayton Act or the Sherman Act.

     8.9. FIRPTA AFFIDAVIT. Buyer shall have received from Seller and each other person required under the Code to deliver the same in connection with the transactions contemplated by this Agreement an affidavit under and in accordance with Section 897 and Section 1445 of the Code.


     8.10. REAL ESTATE CONVEYANCE DOCUMENTS. Buyer shall have received from Seller duly executed and acknowledged general warranty deeds in the forms customary in the applicable jurisdictions and in substance reasonably satisfactory to Buyer and its financing sources and Seller.


     8.11. TITLE INSURANCE. The Title Company shall have issued to the Buyer in accordance with Section 6.13, (a) the Commitments, and (b) the Owner's Policies, the premiums in respect of which shall be borne by Seller.


     8.12. ZONING COMPLIANCE. Seller shall have provided to Buyer the required evidence of zoning compliance as to the Jacksonville, Florida plant.


     8.13. FINANCING. Buyer shall have received senior debt financing substantially in accordance with EXHIBIT F or otherwise on terms acceptable to Buyer, and Buyer shall have received equity and other debt financing to fund the remainder of the Purchase Price and the capital requirements of the Buyer after the Closing in amounts and on terms acceptable to Buyer in its sole discretion.


9.       SURVIVAL; INDEMNIFICATION.


     9.1. SURVIVAL. The representations and warranties contained in this Agreement and in any document delivered in connection herewith shall survive the Closing Date and shall terminate at the close of business one (1) year following the Closing Date; provided, that the representations and warranties contained in SECTIONS 3.1, 3.2, 3.3 and 3.17 and in the Deeds shall survive until the applicable statute of limitations runs and that the representations and warranties contained in SECTION 3.8.3 survive as specified in SECTION 9.9 ; and, provided further, that the representations and warranties contained in SECTIONS 3.13, 3.14 and 3.15 shall not survive the Closing Date because the subject matter thereof is subject to the provisions of Section 2.2. No claim may be asserted by Buyer for any breach of representation or warranty herein after the survival period therefor.


     9.2. INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Buyer and Buyer's directors, officers, employees, agents, attorneys, representatives, successors, affiliates and assigns (the "BUYER PARTIES") from and against, and reimburse the Buyer Parties on demand with respect to, any and all loss, damage (including any decrease in the value of property or securities acquired hereunder), liability (including strict liability), claims, cost and expense, including reasonable attorneys', accountants', consultants' and engineers' fees (collectively, "DAMAGES"), incurred by a Buyer Party by reason of or arising out of or in connection with: (a) any misrepresentation or breach of any representation or warranty contained in SECTION 3 (other than SECTIONS 3.13, 3.14 and 3.15 and other than SECTION 3.8.3 which shall be subject to indemnity pursuant to SECTION 9.9), or in any certificate expressly delivered to Buyer pursuant to this Agreement (PROVIDED, that Seller shall not indemnify and hold harmless the Buyer Parties from and against any Damages incurred by a Buyer Party to the extent that the Damages attributable to any such breach of a representation or warranty are reflected as liabilities included in the calculation of the Closing Date Net Assets and result in a decrease in the Purchase Price; and provided further, that solely for the purposes of calculating the amounts of Damages and the existence of breaches of representations and warranties in SECTION 3 hereof and the rights of Buyer to indemnification hereunder, the representations and warranties of Seller set forth in SECTION 3 (other than SECTION 3.4.4(e)) shall be deemed to omit the words "material" and "materially" (and, in the case of SECTION 3.7(i)(C), the word "substantially") and to omit the concept of "Material Adverse Effect"); (b) the failure of Seller to perform any agreement or covenant required by this Agreement to be performed by it whether before, on or after the Closing Date;
(c) any Excluded Liabilities or any failure of Seller to pay, perform or discharge any of the Excluded Liabilities in accordance with the terms thereof;
(d) any Excluded Assets; or (e) any imposition of any liability or obligation of Seller upon Buyer as a successor to Seller with respect to the Acquisition Assets, the Division, the Division Business or the Transferred Employees where such liability or obligation has not been expressly assumed by Buyer as an Assumed Liability and Buyer has not otherwise expressly agreed by contract to bear, discharge, pay, perform or otherwise satisfy such liability or obligation of Seller. Notwithstanding the foregoing, Seller's indemnification of Buyer for Environmental Liabilities is governed solely by the provisions of SECTION 9.9.


     9.3. INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless Seller and Seller's directors, officers, employees, agents, attorneys, representatives, successors, affiliates and assigns (the "SELLER Parties") from and against, and to reimburse the Seller Parties on demand with respect to, any and all Damages incurred by a Seller Party by reason of or arising out of or in connection with (a) any misrepresentation or breach of any representation or warranty contained in SECTION 4, or in any certificate expressly delivered by Buyer to Seller under this Agreement; (b) the failure of Buyer to perform any agreement or covenant required by this Agreement to be performed by it whether before, on or after the Closing Date; or (c) any Assumed Liabilities or the failure of Buyer to pay, perform or discharge any of the Assumed Liabilities in accordance with the terms thereof.


     9.4. INDEMNIFICATION LIMITATIONS.


         (a) No claim for indemnification by a Buyer Party pursuant to SECTION 9.2(a) or a Seller Party pursuant to SECTION 9.3 (a), shall be asserted unless the aggregate amount of all Damages incurred by the Buyer Parties under such indemnification provisions exceeds $400,000, or by the Seller Parties under such indemnification provisions exceeds $400,000; and no individual claim by a Buyer Party pursuant to SECTION 9.2 or by a Seller Party pursuant to SECTION 9.3 shall be asserted unless the aggregate amount of all Damages incurred with respect to such claim exceeds $10,000. Seller's liability in respect of all claims for breach of representations and warranties hereunder shall not exceed $15,000,000 in the aggregate. The foregoing provisions are not applicable to the indemnity for Environmental Liabilities under SECTION 9.9.

         (b) To the extent included in the calculation of the Closing Date Net Assets and resulting in a decrease in the Cash Portion of the Purchase Price, Seller shall not be liable with respect to any claim incurred by reason of or arising as of or in connection with the Adjustment to the Purchase Price.


     9.5. NOTICE OF CLAIMS. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "INDEMNIFIED PERSON") shall promptly notify the other party (the "INDEMNIFYING PERSON") of the claim, such notice to be in writing and to describe (a) the Damages allegedly incurred,
(b) the amount thereof, if known, (c) any complaints, subpoena or other documents served against the indemnified person in connection with such Damages, and (d) the method of computation of such Damages (but the failure so to notify an indemnifying person shall not relieve it from any liability which it may have under this SECTION 9 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it might otherwise have). An indemnified person shall not settle or compromise any claim by a third party for which such indemnified person is entitled to indemnification hereunder without the prior written consent (not to be unreasonably withheld) of the indemnifying person, unless suit in respect of such claim shall have been instituted against the indemnified person, the indemnifying person shall not have taken control of such suit pursuant to SECTION 9.6 after notification thereof and the indemnifying person shall have received written notice of the proposed settlement and the terms thereof.


     9.6. THIRD PARTY CLAIMS. In the case of any third party claim, action or suit as to which indemnification is sought, the indemnifying person shall have the right at any time to notify the indemnified person that it elects to conduct and control such action or suit. If the indemnifying person does not give the foregoing notice and/or until the indemnifying party gives such notice, the indemnified person shall have the right to defend and contest such action or suit in the exercise of its exclusive discretion and settle or compromise such suit, subject to the provisions of the last sentence of SECTION 9.5. The indemnifying person shall, upon request from any indemnified person, promptly pay to such indemnified person in accordance with the other terms of this
SECTION 9 the amount of any Damages. If the indemnifying person gives the foregoing notice, the indemnifying person shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying person, the conduct and settlement of such action or suit (other than a settlement which requires or prohibits any action on the part of, or involves any admission by, the indemnified person, in which event the consent of such indemnified person shall be required, but shall not be unreasonably withheld), and the indemnified person shall cooperate with the indemnifying person in connection with any such action or suit; provided, that (a) the indemnifying person shall permit the indemnified person to participate in such conduct or settlement through counsel chosen by the indemnified person, but the fees and expenses of such counsel shall be borne, after the indemnifying person has given notice that it elects to conduct and control such action or suit, by the indemnified person and (b) the indemnifying person shall agree promptly to reimburse to the extent required under this SECTION 9 the indemnified person for the full amount of any Damages resulting from such action or suit, except fees and expenses of counsel for the indemnified person incurred after the assumption of the conduct and control of such action or suit by the indemnifying person. So long as the indemnifying person is contesting any such action or suit in good faith, the indemnified person shall not pay or settle any such action or suit.

     9.7. PAYMENTS. All payments made under this SECTION 9 shall be made by wire transfer in immediately available funds in U.S. dollars.


     9.8. REMEDIES EXCLUSIVE. If the Closing occurs, the remedies provided in this SECTION 9 shall be the exclusive remedy for monetary damages (whether at law or in equity) with respect to this Agreement and the transactions contemplated herein.


     9.9. SELLER'S INDEMNIFICATION OF BUYER FOR ENVIRONMENTAL LIABILITIES.


         (a) Subject to the terms and conditions of SECTIONS 9.7 and 9.8, with respect to any claim asserted in writing by Buyer as provided in this Agreement prior to the seventh (7th) anniversary of the Closing Date, Seller shall indemnify and defend Buyer in respect of, and hold Buyer harmless against, any Environmental Liabilities or Damages incurred or suffered by Buyer (including with respect to Identified Environmental Liabilities (as defined below)) arising out of, relating to, or as a result of:


              (i) any failure by Seller to comply with any applicable Environmental Law prior to the Closing Date in connection with the past and present business or operations of Seller;


              (ii) any Release of a Hazardous Substance in connection with the past or present business or operations or Owned Real Estate or Leased Real Estate of Seller prior to the Closing Date;


              (iii) circumstances or conditions that existed on the Real Property, or in connection with the Acquisition Assets, Division Business or Division Facilities as of the Closing Date;


              (iv) any misrepresentation or breach of warranty of Seller contained in SECTION 3.8.3 of this Agreement;


     provided further, however, that, Seller's obligations under this SECTION
     9.9 shall be conditioned upon the applicable real property having been after the Closing Date substantially continuously either (x) operated for commercial or industrial purposes (including related office, warehouse, sale and service activities), or (y) left vacant but effectively secured and maintained (including, without limitation, protected at all times by such fencing, monitoring and other reasonable security measures necessary to prevent trespassing or visible deterioration of the property or improvements) during the applicable period of indemnification. The indemnity obligations of this Section 9.9 shall be deemed to run with the land and shall be assignable upon 30 days written notice to Seller, to any future purchaser or occupant of the Real Property, Acquisition Assets, Division Business or Division Facilities.


         (b) (i) Without limiting the indemnity provided in this Section 9, from and after the Closing, Seller, at its sole expense, and with Buyer's participation and input, shall be responsible for, and shall determine, control, and undertake the defense, settlement, management or performance, as appropriate, of each and all of the Identified Environmental Liabilities and of each and every matter for which Buyer seeks defense and/or indemnification under Section 9.9(a); provided that Seller shall take all reasonable efforts not to disrupt the business of Buyer in fulfilling its obligations under this Section 9.9(b) and shall conduct its activities during normal business hours, unless Buyer agrees otherwise in writing. Buyer shall be provided reasonable notice and opportunity to comment (at its own cost and expense) upon Seller's plans for addressing such matters, including upon Seller's selection of contractors. Seller shall ensure that it selects and utilizes contractors that are reputable, fully trained and qualified for the work to be performed and carry insurance (for which it will make Buyer an additional insured) of the type and amount agreed to by Buyer, such agreement not to be unreasonably withheld.

         (ii) If Buyer contends that Seller is not fulfilling its indemnity obligations to address and resolve Identified Environmental Liabilities or its indemnity obligations under Section 9.9(a), Buyer shall notify Seller, in writing, of the claimed deficiency. Seller shall have thirty (30) days from receipt of that written notice within which to cure any such deficiency. If, at the expiration of that thirty (30) day period, Seller has not cured the identified deficiency, Buyer shall, at Seller's expense, assume responsibility for, and shall determine, control, and undertake the defense, settlement, management or performance, as appropriate, of that indemnified matter.


         (c) "IDENTIFIED ENVIRONMENTAL LIABILITIES" means those matters identified in SECTION 9.9 of the Disclosure Schedule.


10.      TERMINATION OF AGREEMENT.


         10.1. EVENTS OF TERMINATION. This Agreement may be terminated and the transactions contemplated by it abandoned at any time prior to the Closing:


              (a) by mutual agreement of Seller and Buyer; or


              (b) by Buyer, if the conditions set forth in SECTION 8 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) or if the Closing has not occurred by or on September 24, 1999, provided that Buyer is not responsible for the delay; or


              (c) by Seller, if the conditions set forth in SECTION 7 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) or if the Closing has not occurred by or on September 24, 1999, provided that Seller is not responsible for the delay.


         10.2. RIGHTS AND OBLIGATIONS ON TERMINATION. If this Agreement is terminated and abandoned as provided in this SECTION 10, each party will redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all information received by any party to this Agreement with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, that the foregoing restriction shall not apply to any document, work paper, material or information which is a matter of public knowledge or is otherwise in the public domain.


11.      MISCELLANEOUS PROVISIONS.


         11.1. CONSTRUCTION. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof.


         11.2. NOTICES. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telecopy, telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

               If to Buyer:                Simplex Products Inc.
                                           c/o Callier Interests
                                           950 Echo Lane, Suite 335
                                           Houston, Texas 77024
                                           Fax:  (713) 973-8237
                                           Attention:  James T. Callier

               With a copy to:             Mayor, Day, Caldwell & Keeton, L.L.P.
                                           700 Louisiana, Suite 1900
                                           Houston, Texas 77002
                                           Fax:  (713) 225-7047
                                           Attention:  Geoffrey K. Walker

               If to Seller:               K2 Inc.
                                           4900 South Eastern Avenue, Suite 200
                                           Los Angeles, California  90040
                                           Fax:  (323) 724-0470
                                           Attention:  Richard M. Rodstein

               With a copy to:             Gibson, Dunn & Crutcher LLP
                                           333 South Grand Avenue, Suite 4800
                                           Los Angeles, California 90071
                                           Fax:  (213) 229-7520
                                           Attention:  Andrew E. Bogen

         11.3. ASSIGNMENT. Except as provided in SECTION 9.9, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

         11.4. AMENDMENTS AND WAIVERS. This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by each party. No condition to any party's obligations and no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party whose obligations are subject to such condition or who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.


         11.5. REMEDIES. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder now or hereafter existing at law or in equity or by statute or otherwise, and the election by a party of one or more remedies shall not constitute a waiver of the party's right to pursue any other available remedies.


         11.6. ATTORNEYS' FEES. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigating or counseling on such claim.


         11.7. BINDING NATURE OF AGREEMENT. The Agreement includes each of the Schedules and Exhibits which are referred to herein or attached hereto, all of which are incorporated by reference herein. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and assigns.


         11.8. EXPENSES. Except as otherwise specified herein: (a) the costs and expenses of Seller, including the legal fees and disbursements of Gibson, Dunn & Crutcher LLP and the fees and expenses of Salomon Smith Barney, shall be paid and borne by Seller; and (b) the costs and expenses of Buyer, including the legal fees and disbursements of Mayor, Day, Caldwell & Keeton, L.L.P. and the fees and expenses of Callier Interests, shall be paid and borne by Buyer. Each of Seller and Buyer shall pay and bear one-half of the costs of any filings required to be made under the HSR Act. Seller shall pay and bear the costs and expenses of the Commitments and Owner Policies as specified in SECTION 6.13 hereof. Taxes shall be paid and borne by the parties as provided in SECTION 6.12 hereof.


         11.9. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.


         11.10. SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         11.11. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.


         11.12. CONSTRUCTION. In constructing this Agreement and all other agreements and instruments to be executed and delivered in connection herewith, the following principles shall be followed: (a) no consideration shall be given to the captions of the sections, subsections or clauses, which are inserted for convenience and not as an aid in construction; (b) no consideration shall be given to the fact or presumptions that either party had a greater or lesser hand in drafting; (c) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (d) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (e) the plural shall be deemed to include the singular, and vice versa; (f) each gender shall be deemed to include the other genders;
     (g) each exhibit and schedule to this Agreement or any such other agreement or instrument is a part of this Agreement or such other agreement or instrument; (h) each agreement or instrument specifically related to any Real Property shall be governed by and construed and enforced in accordance with the law of the jurisdiction in which such Real Property is located; and (i) "calendar year" shall mean a fiscal accounting year, whether that is an accounting year ending after 52 or 53 weeks or an accounting year ending on December 31.


12.      DEFINED TERMS.


         The definitions of certain defined terms used in this Agreement are located on the pages indicated in the following table.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


    SELLER:                   K2 INC.,
                              a Delaware corporation


                              By: /s/ RICHARD M. RODSTEIN
                                  ----------------------------------------
                              Name:  RICHARD M. RODSTEIN
                                     -------------------------------------
                              Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                     -------------------------------------



    BUYER:                    SIMPLEX PRODUCTS INC.,
                              a Delaware corporation


                              By: /s/ J. READ BOLES
                                  ----------------------------------------
                              Name:  J. READ BOLES
                                     -------------------------------------
                              Title: VICE PRESIDENT
                                     -------------------------------------